                                                      Registration No. 333-49638

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                Merchants and Manufacturers Bancorporation, Inc.
             (Exact name of registrant as specified in its charter)


         Wisconsin                          6712                 39-1413328
(State or other jurisdiction of      (Primary Standard       (I.R.S. Employer
      incorporation                      Industrial           Identification
     or organization)                  Classification               No.)
                                        Code Number)



                           14100 West National Avenue
                           New Berlin, Wisconsin 53151
                                 (262) 827-6700
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                            -----------------------

                                Michael J. Murry
                       Chairman of the Board of Directors
                Merchants and Manufacturers Bancorporation, Inc.
                            14100 W. National Avenue
                           New Berlin, Wisconsin 53151
                                 (262) 827-6700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            -----------------------

                        Copies of all correspondence to:


Erich Mildenberg                        John Knight
Davis & Kuelthau, S.C.                  Boardman, Suhr, Curry & Field, LLP
111 East Kilbourn Avenue                1 South Pinckney Street
Milwaukee, Wisconsin 53202              Madison, Wisconsin 53701
(414) 276-0200                          (608) 257-9521





         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the Merger (as defined herein) have been satisfied or waived.

         If the securities being registered on this Form are offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box {___}.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering {___}.

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering {___}.

                         CALCULATION OF REGISTRATION FEE

Title of Each                         Proposed      Proposed          Amount
  Class of           Amount            Maximum       Maximum            of
 Securities          to be            Offering      Aggregate        Registra-
   to be          Registered(2)         Price        Offering       tion Fee (3)
Registered(1)                         per Share       Price
Common                 459,680             Not          Not         $1,440.00
Stock, $1.00           Shares          Applicable   Applicable
par value



(1) This Registration Statement relates to securities of the Registrant issuable to holders of common stock of CBOC, Inc ("CBOC") in the proposed merger of CBOC with and into a wholly-owned subsidiary of Registrant (the "Merger").

(2) The actual number of shares of common stock, $1.00 par value of Merchants and Manufacturers Bancorporation, Inc. ("Merchants") to be issued in connection with the Merger will be determined based on the number of shares of common stock, $1.00 par value of CBOC outstanding immediately prior to the effective date of the merger multiplied by the exchange ratio specified by that certain Agreement and Plan of Merger, dated August 1, 2000, by and between Merchants, Merchants Merger Corp. ("Merger Corp.") and CBOC and will further be determined by the number of shares of CBOC stock as to which dissenters' rights will be perfected, if any.

(3) Pursuant to Rule 457(f)(2), the registration fee was computed on the basis of $5,454,000, the book value of CBOC stock to be exchanged in the Merger as of June 30, 2000, the latest practicable date.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             [CBOC, Inc. Letterhead]

                                                         Date: December 11, 2000

Dear CBOC Stockholder:

You are cordially invited to attend our special meeting of shareholders to be held on January 9, 2001, at 4:30 p.m. (local time) at Community Bank of Oconto County, 500 Cherry Avenue, Oconto Falls, Wisconsin. At the special meeting you will vote on a proposal to approve the merger of CBOC, Inc. and Merchants Merger Corp.

If the merger is completed, you will receive not less than 4.701 or more than
5.746 shares of Merchants and Manufacturers Bancorporation, Inc. common stock for each share of CBOC common stock you own. The exact number of shares of Merchants stock you will receive will be based on the average of market quotations of Merchants stock over 20 trading days before the day on which the merger occurs. In the merger, Merchants will issue up to 459,680 shares of its common stock. On November 29, 2000, the bid price of Merchants common stock was $28.00, making 5.746 shares of Merchants common stock worth $160.88. The Merchants common stock is quoted in the Milwaukee Journal/Sentinel under "Other Stocks." The price of Merchants common stock will, however, fluctuate between now and the merger date.

Merchants common stock is quoted on the "Pink Sheets," an inter-broker quotation medium and in the "Over the Counter Bulletin Board" an electronic quotation service.

The merger will be tax-free to you for federal income tax purposes, except for taxes on cash received for fractional shares or cash received if you exercise dissenters' rights.

CBOC's Board of Directors has approved the merger and recommends that you vote for the merger.

The enclosed proxy statement/prospectus provides you with detailed information about the merger. We encourage you to read the entire document carefully. You can also get information about Merchants from publically available documents Merchants has filed with the SEC.

Your vote is very important. Whether or not you plan to attend this meeting, please take the time to vote by completing and mailing the enclosed proxy card to us in the envelope we have provided.

                                      Very truly yours,

                                      ----------------------------------------
                                      Thomas Ebenreiter
                                      President and Chief Executive Officer
                                      CBOC, Inc.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES OFFERED IN THE MERGER ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

THIS PROXY STATEMENT/PROSPECTUS IS DATED DECEMBER 11, 2000 AND WAS MAILED WITH A PROXY CARD ON OR ABOUT DECEMBER 13, 2000.

THIS DOCUMENT INCORPORATES BUSINESS AND FINANCIAL INFORMATION ABOUT MERCHANTS AND MANUFACTURERS BANCORPORATION, INC. THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT BUT IS INCORPORATED BY REFERENCE. YOU MAY OBTAIN THE INCORPORATED INFORMATION WITHOUT CHARGE BY WRITING TO OR CALLING:

                  MERCHANTS AND MANUFACTURERS BANCORPORATION, INC. 14100 WEST NATIONAL AVENUE
                  NEW BERLIN, WI 53151
                  ATTENTION: MICHAEL J. MURRY, CHAIRMAN OF THE BOARD
                  TELEPHONE: (262) 827-6700

TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN 5 BUSINESS DAYS BEFORE THE DATE ON WHICH YOU MUST MAKE YOUR INVESTMENT DECISION.

IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM MERCHANTS, PLEASE DO SO BY JANUARY 2, 2001, TO RECEIVE THEM BEFORE THE SPECIAL MEETING OF SHAREHOLDERS OF CBOC, INC.


THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY STATE IN WHICH IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION.

                                   CBOC, INC.
                                500 Cherry Avenue
                             Oconto Falls, WI 54154

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 9, 2001


TO THE SHAREHOLDERS OF CBOC, INC.

         A special meeting of shareholders of CBOC, Inc. ("CBOC") will be held at Community Bank of Oconto County, Oconto Falls, Wisconsin on January 9, 2001, at 4:30 p.m. for the purpose of voting on the following matters:

         1. To approve the Agreement and Plan of Merger dated as of August 1, 2000, as amended by the First Amendment to the Agreement and Plan of Merger dated as of October 25, 2000, among Merchants and Manufacturers Bancorporation, Inc. ("Merchants"), Merchants Merger Corp. ("Merger Corp."), a wholly-owned subsidiary of Merchants and CBOC (the "Merger Agreement") and the related Plan of Merger providing for the merger of CBOC with and into Merger Corp. ("the Merger"). (A copy of the Merger Agreement and Plan of Merger is attached as Exhibits A and A-1 hereto).

         2. To transact such other business as may properly come before the meeting.

         THE DIRECTORS OF CBOC HAVE APPROVED THE MERGER AGREEMENT AND RECOMMEND THAT THE SHAREHOLDERS APPROVE THE MERGER AGREEMENT AND PLAN OF MERGER.

         Any shareholder desiring to exercise dissenters' rights and be paid in cash for the fair value of his or her shares of CBOC common stock in accordance with the provisions of the Wisconsin Business Corporation Law (i) must file a written notice of intention to demand payment for his or her shares before the vote is taken at the special meeting of shareholders, (ii) must not vote in favor of the merger, and (iii) must otherwise comply with the procedures set forth in Subchapter XIII of the Wisconsin Business Corporation Law, a copy of which is attached as Exhibit D to the Proxy Statement/Prospectus. See "THE Merger-Dissenters' Rights" in the accompanying Proxy Statement/Prospectus.

         The Board of Directors has fixed the close of business on December 8, 2000, as the record date for the determination of CBOC shareholders entitled to notice of and to vote at the special meeting and any adjournment thereof.

         Whether or not you plan to attend the special meeting, holders of CBOC common stock are asked to please complete, date and sign the enclosed proxy card, which is solicited by the Board of Directors of CBOC, and return it promptly in the accompanying envelope. No postage is required if mailed in the United States. The giving of such proxy does not affect your right to vote in person in the event you attend the special meeting. You may revoke the proxy at any time prior to its exercise in the manner described in the Proxy Statement/Prospectus.

         The special meeting may be postponed or adjourned from time to time without any notice other than by announcement at the special meeting of any postponement or adjournment thereof, and any and all business for which notice is hereby given may be transacted at such postponed or adjourned special meeting.

         THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF CBOC COMMON STOCK IS REQUIRED FOR APPROVAL OF THE MERGER AGREEMENT AND PLAN OF MERGER. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

         Shareholders are invited to attend the special meeting.

                                        BY ORDER OF THE BOARD OF DIRECTORS



                                        ----------------------------------------
                                        Thomas Ebenreiter
                                        President and Chief Executive Officer

Oconto Falls, Wisconsin
December 11, 2000

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

                Merchants and Manufacturers Bancorporation, Inc.
                                   CBOC, Inc.

                           Proxy Statement/Prospectus

                                TABLE OF CONTENTS

                                                                                                               Page
SUMMARY  .........................................................................................................1
         Merchants and Manufacturers Bancorporation, Inc..........................................................1
         CBOC, Inc................................................................................................1
         The Special Meeting .....................................................................................1
         Votes Required...........................................................................................1
         Directors of CBOC Have Agreed to Vote for the Merger.....................................................2
         Reasons for the Merger; Recommendation of the Board of Directors of CBOC.................................2
         The Merger ..............................................................................................2
         General..................................................................................................2
         What CBOC Shareholders will receive in the Merger........................................................2
         Post-Merger Dividend Policy of Merchants.................................................................3
         What we need to do to complete the Merger................................................................3
         Exchange of Stock Certificates...........................................................................3
         Termination of the Merger Agreement......................................................................4
         Reimbursement of Expenses................................................................................4
         Break-Up Fee.............................................................................................4
         Interests of CBOC Officers and Directors in the Merger...................................................4
         Financial Consultant Says the Merger is Fair.............................................................4
         Dissenting Shareholders' Rights..........................................................................4
         The Merger will be Tax Free..............................................................................5
         Certain Considerations...................................................................................5
         Regulatory Approvals.....................................................................................5

COMPARATIVE BOOK VALUES, DIVIDENDS AND EARNINGS PER COMMON SHARE..................................................5

COMPARATIVE STOCK PRICES AND DIVIDENDS............................................................................7

SELECTED HISTORICAL AND PRO FORMA DATA............................................................................8

THE SPECIAL MEETING..............................................................................................13
         Date, Place and Time....................................................................................13
         Matters to Be Considered at the Special Meeting.........................................................13
         Required Vote...........................................................................................13
         Voting of Proxies.......................................................................................13
         Revocability of Proxies.................................................................................13
         Record Date; Stock Entitled to Vote; Quorum.............................................................13
         Solicitation of Proxies.................................................................................14

THE MERGER.......................................................................................................14
         Background of the Merger................................................................................14
         Reasons for the Merger; Recommendation of Board of Directors of CBOC....................................16
         Certain Considerations..................................................................................18
         Opinion of CBOC Financial Advisor.......................................................................19
                  Marshall's analysis............................................................................20
                  Analysis of Selected Comparable Transactions...................................................21
                  Analysis of CBOC Valuation Multiples...........................................................21
                  Analysis of Publicly Traded Companies Comparable to CBOC.......................................21
                  Discounted Earnings Analysis...................................................................22
                  Analysis of Merchants..........................................................................22
                  Pro Forma Merger Analysis......................................................................23
                  Stock Trading Analysis.........................................................................23
                  Contribution Analysis..........................................................................23
         Interests of Certain Persons in the Merger..............................................................24
         Merger Consideration....................................................................................24
         Regulatory Approvals Required...........................................................................26
                  Federal  ......................................................................................26
                  Wisconsin......................................................................................26
                  General  ......................................................................................27
         The Effective Time......................................................................................27
         Conversion of Shares, Procedure for Exchange of Certificates; Fractional Shares.........................28
         Description of Merchants Common Stock Issuable in the Merger............................................30
                  General  ......................................................................................30
                  Dividend Rights................................................................................30
                  Voting Rights..................................................................................30
                  Rights Upon Liquidation........................................................................30
                  Miscellaneous..................................................................................30
         Comparison of Shareholder Rights........................................................................30
                  Authorized Capital Stock.......................................................................31
                  Required Vote..................................................................................31
                  Classified Board of Directors..................................................................31
                  Removal of Directors...........................................................................32
                  Newly Created Directorships and Vacancies on the Board of Directors............................32
                  Certain Business Combinations..................................................................32
         Resale of Merchants Common Stock Issued Pursuant to the Merger..........................................33
         Pre-Merger Dividend Policy .............................................................................33
         Post-Merger Dividend Policy.............................................................................33
         Conduct of Business Pending the Merger..................................................................34
         Certain Material Federal Income Tax Consequences........................................................34
         Anticipated Accounting Treatment........................................................................35
         Dissenters' Rights......................................................................................35
         The Voting Agreement....................................................................................37
         Other Related Party Transactions........................................................................37
         Management after the Merger.............................................................................37

CERTAIN PROVISIONS OF THE Merger Agreement.......................................................................38
         The Merger..............................................................................................38

         Representations and Warranties..........................................................................38
         Certain Covenants.......................................................................................38
         No Solicitation of Transactions.........................................................................40
         Conditions to Consummation of the Merger................................................................41
         Termination.............................................................................................41
         Amendment and Waiver....................................................................................42
         Expenses ...............................................................................................42
         Break-Up Fee............................................................................................42

CERTAIN PROVISIONS OF THE VOTING AGREEMENT.......................................................................43

CERTAIN INFORMATION CONCERNING MERCHANTS.........................................................................44

CERTAIN INFORMATION CONCERNING CBOC..............................................................................45
         Ownership of CBOC Common Stock..........................................................................45

EXPERTS  ........................................................................................................47

LEGAL OPINIONS...................................................................................................47

FUTURE SHAREHOLDER PROPOSALS.....................................................................................47

WHERE YOU CAN FIND MORE INFORMATION..............................................................................48

FORWARD-LOOKING STATEMENTS.......................................................................................49

                                                 INDEX OF EXHIBITS

         Exhibit A - Agreement and Plan of Merger with First Amendment..........................................A-1

         Exhibit A-1 - Plan of Merger.........................................................................A-1-1

         Exhibit B - Voting Agreement...........................................................................B-1

         Exhibit C - Opinion of Marshall Financial Consulting, LLC..............................................C-1

         Exhibit D - Subchapter XIII of Wisconsin Business Corporation Law......................................D-1

         Exhibit E - CBOC Bancorp., Inc. and Subsidiary Financial
               Statements and Management's Discussion and Analysis
                           of Financial Condition and Results of Operations.....................................E-1

                                     SUMMARY

         This summary highlights selected information from this document. It does not contain all the information that is important to you. To understand the merger fully, you should carefully read this entire document and the other documents to which the document refers you. See "WHERE YOU CAN FIND MORE INFORMATION" on pages 47-49. We have included page numbers parenthetically to direct you to a more complete description of the topics presented in this summary.

MERCHANTS AND MANUFACTURERS BANCORPORATION, INC. (pages 44, 45)

         Merchants and Manufacturers Bancorporation, Inc. is a Wisconsin multi-bank financial holding company with 4 subsidiary banks operating a total of 20 facilities in Milwaukee, Waukesha and Ozaukee Counties. Merchants also owns 2 non-bank subsidiaries, Lincoln Neighborhood Redevelopment Corporation, which was organized for the purpose of redeveloping and rejuvenating certain areas in the City of Milwaukee and M&M Services, Inc., which provides operational services to the Banks.

         At September 30, 2000, Merchants had assets of $525 million, net loans of $422 million, total deposits of $404 million and shareholders' equity of $42 million.

         The principal executive office of Merchants is located at 14100 West National Avenue, New Berlin, Wisconsin, 53151, and its telephone number is (262) 827-6700.

CBOC, INC. (pages 45, 46)

         CBOC, Inc. is a bank holding company and serves as the holding company for Community Bank of Oconto County, a Wisconsin commercial bank.

         At September 30, 2000, CBOC had total consolidated assets of $62 million, loans of $36 million, deposits of $55 million and equity of $5.6 million. The Bank operates from its main office in Oconto Falls, Wisconsin and a branch in Gillett, Wisconsin.

         The principal executive office of CBOC is located at 500 Cherry Avenue, Oconto Falls, Wisconsin 54154 and its telephone number is (920) 846-2810. The main office of Community Bank of Oconto County is located at the same address.

THE SPECIAL MEETING (pages 13, 14)

         A special meeting of the shareholders of CBOC will be held at the Community Bank of Oconto County, 500 Cherry Avenue, Oconto Falls, Wisconsin, on January 9, 2001, at 4:30 p.m., local time. The close of business on December 8, 2000, is the record date for determining the shareholders of record of CBOC entitled to notice of and to vote at the CBOC special meeting and any postponement or adjournment thereof. The purpose of the CBOC special meeting is to consider and vote upon the merger and other matters that may come before the CBOC special meeting.

Shareholders of Merchants are not required to approve the merger.

VOTES REQUIRED (page 13)

         The Wisconsin Business Corporation Law requires that the merger be approved by the majority of outstanding shares of CBOC common stock.

         As of the record date, there were 80,000 shares of CBOC common stock outstanding. As of the record date, directors and executive officers of CBOC held or exercised voting control over approximately 40% of the outstanding shares of CBOC common stock.

DIRECTORS OF CBOC HAVE AGREED TO VOTE FOR THE MERGER (pages 43, 44)

         Merchants has entered into a voting agreement with each of the directors of CBOC. The directors have agreed to vote their shares in favor of the merger and against any acquisition of control of by a third party. The voting agreements may have the effect of discouraging persons who might now or in the future be interested in acquiring all of or a significant interest in CBOC from considering such an acquisition. The voting agreements are intended to increase the likelihood that the merger will be consummated.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF CBOC (pages 16-18)

         The Board of Directors of CBOC believes that the merger is fair to you and in your best interests. They recommend that holders of CBOC common stock vote FOR approval of the merger.

THE MERGER (pages 14-37)

GENERAL.

         Under the terms of the merger agreement, CBOC, will merge into Merchants Merger Corp. As a result of the merger, Community Bank of Oconto County will become a wholly-owned subsidiary of Merchants Merger Corp. which, in turn is a wholly-owned subsidiary of Merchants and Manufacturers Bancorporation, Inc. The merger agreement with amendment is attached to this document as Exhibit A and the plan of merger is attached as Exhibit A-1 to this document. We encourage you to read the merger agreement and the plan of merger. They are the legal documents governing the merger.

WHAT CBOC SHAREHOLDERS WILL RECEIVE IN THE MERGER (pages 24-26)

         As a shareholder of CBOC, you will receive Merchants common stock for your CBOC stock, unless you dissent from the merger and follow the statutory procedure for perfecting your dissenters' rights. The number of shares of Merchants common stock you will receive will be computed as follows:

         1. If the daily average price of Merchants common stock is between $31.50 and $38.50, the number of shares of Merchants common stock you receive will be $181.00 divided by the daily average price.

         2. If the daily average price of Merchants common stock is between $28.00 and $31.50, you will receive 5.746 shares of Merchants common stock.

         3. If the daily average price of Merchants common stock is between $38.50 and $42.00, you will receive 4.701 shares of Merchants common stock.

         4. If the daily average price is less than $28.00 or greater than $42.00, then Merchants and CBOC will make a good faith effort to renegotiate the number of shares you will receive for your CBOC stock.

         The daily average price is the daily average of the bid and ask quotations of Merchants common stock as published in the Milwaukee Journal Sentinel during 20 trading days before the merger. The 20 daily averages will be totaled and divided by 20 to determine the daily average price.

         You should note that the market price of Merchants common stock may fluctuate prior to consummation of the merger. You will therefore not know when you vote on the merger what the Merchants shares you receive will be worth when issued to you. The market value of the Merchants shares you will receive at the time of the merger could be higher or lower than the current market value.

         On November 29, 2000, the bid price for Merchants common stock was $28.00 per share and the ask price was $32.00 per share. Shareholders of CBOC should obtain current price quotations for Merchants common stock.

POST-MERGER DIVIDEND POLICY OF MERCHANTS (page 33)

         It is presently expected that dividend payments will continue at Merchants' current quarterly dividend rate of $0.15 per share. Merchants' Board of Directors determines the level of dividends to be declared each quarter based on various economic and financial factors.

WHAT WE NEED TO DO TO COMPLETE THE MERGER (pages 26, 27, 41)

         The completion of the merger depends on a number of conditions being met, including the following:

         1. Shareholders of CBOC vote in favor of the agreement and plan of merger.

         2.       We receive all necessary regulatory approvals.

         3. Receipt by us of a legal opinion that, for United States federal income tax purposes, Merchants and Manufacturers Bancorporation, Inc., CBOC, Inc., Merchants Merger Corp. and CBOC shareholders who exchange their shares of CBOC common stock for shares of Merchants common stock, will not recognize any gain or loss as a result of the merger, except in connection with the payment of cash instead of fractional shares. The tax opinion will be subject to various limitations, and we recommend that you read the fuller description of material tax consequences on pages 34, 35.

         4. Receipt by Merchants of a letter from its independent accountant that the merger will qualify for "pooling of interests" accounting treatment.

         5. The absence of any injunction or legal restraint blocking the merger.

         Where the law permits, Merchants and Manufacturers Bancorporation, Inc. or CBOC, Inc. could decide to complete the merger even though one or more of these conditions has not been met. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived, or that the merger will be completed.

EXCHANGE OF STOCK CERTIFICATES (pages 28-30).

         At or prior to the time the merger becomes effective, Merchants and Manufacturers Bancorporation, Inc. will deposit with Firstar Trust Company certificates representing the shares of Merchants common stock to be issued in accordance with the terms of the merger agreement.

         After the merger becomes effective, Firstar Trust Company will mail to each CBOC shareholder instructions on how to exchange CBOC stock for Merchants common stock.

TERMINATION OF THE MERGER AGREEMENT.  (pages 41, 42)

         The Boards of Directors of Merchants and CBOC can agree at any time to terminate the agreement and plan of merger without completing the merger. Other reasons for terminating the merger are discussed on pages 41, 42 of this document.

REIMBURSEMENT OF EXPENSES.  (page 42)

         Except in case of a breach of the merger agreement, CBOC and Merchants will pay their own expenses in connection with the merger.

BREAK-UP FEE (pages 42, 43)

         If the merger agreement is terminated because CBOC failed to support the merger or failed to oppose an offer from a third party to acquire it, then CBOC must pay Merchants a break-up fee. If the Merchants Board of Directors withdraws or modifies its approval of the merger, then Merchants must pay the break-up fee to CBOC. The break-up fee is $225,000.

CBOC OFFICERS AND DIRECTORS HAVE INTERESTS IN THE MERGER THAT ARE DIFFERENT FROM YOURS (page 24)

         When considering the recommendation of the CBOC Board, you should be aware that some of the directors and officers of CBOC have interests in the merger that are different from, or in addition to, your interests as stockholders in CBOC. These interests exist because of the employment agreement that President Thomas Ebenreiter and Community Bank of Oconto County have entered into as of June 30, 2000. The agreement provides the officer with severance benefits if his employment is terminated after the merger.

         The interests also arise from provisions in the merger agreement relating to the appointment of three CBOC directors to the Merchants Board. Our directors were aware of these interests and considered them in approving the merger.

FINANCIAL CONSULTANT SAYS THE EXCHANGE RATIO IS FAIR FROM A FINANCIAL POINT OF VIEW (pages 19-24)

         Marshall Financial Consulting LLC delivered to the CBOC Board its written opinion that the consideration you will receive for your CBOC stock is fair, from a financial point of view, to the CBOC shareholders. The written opinion of Marshall is attached as Exhibit C to this document. We encourage you to read the opinion in its entirety. For a description of the assumptions made and matters considered by Marshall, see "THE MERGER-Opinion of Financial Advisor" and Exhibit C.

DISSENTING SHAREHOLDERS' RIGHTS (pages 35-37)

         If you follow certain procedural requirements, you may be entitled to receive cash in the amount of the fair value of your CBOC shares instead of the shares of Merchants common stock offered in the merger. The fair value of the shares of CBOC common stock will be determined under Wisconsin law which defines "fair value" as "-- the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable."

         IF YOU WANT TO EXERCISE DISSENTERS' RIGHTS YOU MUST NOT VOTE IN FAVOR OF THE MERGER AGREEMENT AND MUST COMPLY WITH ALL OF THE PROCEDURAL REQUIREMENTS PROVIDED BY WISCONSIN LAW. A COPY OF THE DISSENTERS' RIGHTS STATUTE IS ATTACHED AS EXHIBIT D TO THIS DOCUMENT. WE ENCOURAGE YOU TO READ THE STATUTE CAREFULLY AND TO CONSULT WITH LEGAL COUNSEL IF YOU DESIRE TO EXERCISE YOUR DISSENTERS' RIGHTS.

THE MERGER WILL BE TAX-FREE TO YOU (pages 34, 35)

         The merger will be tax-free to CBOC shareholders for federal income tax purposes, except for taxes on cash received for a fractional share or cash received if you exercise dissenters' rights. The merger will also be tax-free to CBOC and Merchants for federal income tax purposes. However, because tax matters are complicated, and tax results may vary among shareholders, we urge you to contact your own tax advisor to understand fully how the merger will affect you.

REGULATORY APPROVALS NEEDED (pages 26, 27)

         The merger is subject to the approval of the Federal Reserve Board and the Wisconsin Department of Financial Institutions.

CERTAIN CONSIDERATIONS (pages 18, 19)

         In deciding whether to vote in favor of the merger agreement, you should carefully evaluate the matters discussed in the section under "THE MERGER
- Certain Considerations."

        COMPARATIVE BOOK VALUES, DIVIDENDS AND EARNINGS PER COMMON SHARE

         The following tables present selected comparative per common share data for Merchants Common Stock for the years ended December 31, 1999, 1998 and 1997 and the nine months ended September 30, 2000, and CBOC Common Stock for the years ended December 31, 1999, 1998 and 1997 and the nine months ended September 30, 2000 on both a historical and pro forma basis giving effect to the Merger. The pro forma information has been prepared on the basis of accounting for the merger as a pooling-of-interests. The information is derived from the consolidated historical financial statements of Merchants and CBOC, including the related notes thereto, included or incorporated by reference in this Proxy Statement/Prospectus. This information should be read in conjunction with such historical financial statements and the related notes thereto. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "CONSOLIDATED FINANCIAL STATEMENTS."

         This information is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the merger been consummated prior to the periods indicated.

                             Merchants Common Stock

                                     At or For the Nine                At or For the Year
                                       Months Ended                     Ended December 31,
                                    September 30, 2000
                                       (unaudited)           1999               1998               1997
Historical:
Net income                               $ 1.61             $ 1.62             $ 1.86             $ 1.69
Cash dividends declared                    0.50               0.57               0.49               0.38
Book value                                20.26              19.16              19.02              17.90
Pro forma combined:
Net income (1)                           $ 1.50             $ 1.58             $ 1.77             $ 1.60
Cash dividends declared (2)                0.50               0.57               0.49               0.38
 Book value                               18.79              17.80              17.60              16.46

                                CBOC Common Stock

                                    At or for the Nine                 At or for the Year
                                       Months Ended                     Ended December 31,
                                   September 30, 2000
                                       (unaudited)          1999               1998               1997
Historical:                                                                 (Unaudited)       (Unaudited)
Net income                               $ 5.93            $ 8.25             $ 7.89             $ 7.06
Cash dividends declared                    3.00              3.00               2.50               2.00
Book value                                69.91             66.36              64.30              58.29
Equivalent pro forma
combined:  (3)
Net income                               $ 1.03            $ 1.43             $ 1.37             $ 1.23
Cash dividends declared                    0.52              0.52               0.43               0.35
Book Value                                12.16             11.54              11.18              10.14


(1) Pro forma net income was computed assuming 2,561,586; 2,566,262; 2,530,897 and 2,464,492 fully diluted shares of Merchants outstanding for the periods ended September 30, 2000, December 31, 1999 1998 and 1997, respectively.
(2)      Based on historical dividends of Merchants.
(3) The pro forma equivalent per share data for CBOC has been computed by multiplying the pro forma combined per share information by 5.746, which represents the exchange ratio assuming that the Daily Average Price of Merchants is between $31.50 and $28.00.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

Merchants Common Stock

         Merchants Common Stock is quoted on the "Pink Sheets," an inter-broker quotation medium and in the "Over the Counter Bulletin Board," an electronic quotation service. Merchants Common Stock is quoted in the "Other Stocks" section of the Milwaukee Journal Sentinel. The following table sets forth, for the periods indicated, the High and Low Bid quotations per share as furnished by Robert W. Baird, Inc., a Wisconsin investment banking firm, and the regular cash dividends declared for Merchants Common Stock as adjusted to reflect stock dividends. It should be noted that such Bid quotations do not necessarily represent actual sales.

                                                                            MERCHANTS Common Stock

                                                                     HIGH              LOW
                                                                      BID              BID            DIVIDEND
                                                                     -----            -----           --------
1997

First quarter                                                       $19.24          $ 16.97            $ 0.12
Second Quarter                                                       20.00            18.79              0.12
Third Quarter                                                        20.15            19.55              0.12
Fourth Quarter                                                       28.48            20.15              0.12

1998

First Quarter                                                       $30.30          $ 27.88            $ 0.12
Second Quarter                                                       33.64            28.64              0.13
Third Quarter                                                        35.45            28.10              0.15
Fourth Quarter                                                       39.50            34.63              0.20

1999

First Quarter                                                       $43.00          $ 38.00            $ 0.15
Second Quarter                                                       43.00            41.50              0.15
Third Quarter                                                        44.00            41.00              0.15
Fourth Quarter                                                       42.50            35.50              0.15

2000

First Quarter                                                      $ 38.50          $ 34.00            $ 0.15
Second Quarter                                                       38.00            35.00              0.20
Third Quarter                                                        34.50            28.38              0.15
Fourth Quarter (partial through
 November 30, 2000)                                                  29.75            23.12              0.15

         On July 31, 2000, the last trading day before the announcement of the signing of the Merger Agreement, the Bid price of Merchants Common Stock as reported in the Milwaukee Journal Sentinel was $33.75 per share. On October 20, 2000, the latest practicable date before the filing of the Proxy Statement/Prospectus with the Commission, the Bid price of Merchants Common Stock as reported was $28.75 per share. Assuming the Merger had occurred on such date, at the Bid price the equivalent market value per share of CBOC Common Stock, calculated by multiplying the Bid price of Merchants Common Stock by the applicable exchange rate of 5.746, would have been $165.20 which represents 236.3% of September 30, 2000 book value of CBOC and a price to earnings ratio of 20.9x, based on CBOC's annualized net income for the first 9 months of 2000. See also "THE MERGER-Opinion of CBOC Financial Advisor." Shareholders are urged to obtain current market prices for Merchants Common Stock. No assurance can be given as to the market price of Merchants Common Stock prior to the Effective Time or after consummation of the Merger.

         On October 20, 2000, there were approximately 1,032 holders of record and beneficial owners of Merchants Common Stock.

CBOC Common Stock

         CBOC Common Stock is not listed on any exchange or quoted in the over-the-counter market. There is no established trading market for CBOC Common Stock. In the opinion of CBOC, due to the lack of an active market for CBOC Common Stock, transactions in CBOC Common Stock of which CBOC is aware are not frequent enough to produce representative prices.

         The Board of Directors of CBOC declared the following per-share dividends in 1997, 1998, 1999 and during the first 9 months of 2000, respectively: $2.00, $2.50, $3.00 and $3.00. Pursuant to the Merger Agreement, the ability of CBOC to pay dividends on CBOC Common Stock prior to the Effective Time has been restricted to the payment of dividends in the ordinary course consistent with past practice.

         On the Record Date, there were 122 holders of record of CBOC Common Stock.

                     SELECTED HISTORICAL AND PRO FORMA DATA

         The summary below sets forth selected historical and other data and selected unaudited pro forma financial data. The financial data should be read in conjunction with the historical consolidated financial statements and related notes thereto of Merchants and CBOC and in conjunction with the unaudited pro forma combined financial statements and related notes thereto of Merchants as the surviving corporation in the Merger included elsewhere in this Proxy Statement/Prospectus. See "CONSOLIDATED FINANCIAL STATEMENTS" and "UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION."

                  Selected Historical Financial and Other Data
                     (In thousands, except per-share data)

                                                     Merchants

                     At or for the Nine Months                         At or for the Year
                     Ended September 30                                Ended December 31,
                     (unaudited)


                    2000           1999              1999            1998             1997            1996             1995
                  -----------------------          ---------------------------------------------------------------------------
Total assets      $524,913       $449,389          $474,383         $441,486         $391,685        $358,694         $347,991

Loans, Net         422,018        343,444           363,435          312,761          281,058         241,515          215,409

Investment
  securities        62,068         67,743            66,129           67,752           66,827          63,448           74,695

Deposits           404,451        382,291           377,333          372,118          337,429         302,387          296,489

Borrowings          72,849         21,915            53,398           27,333           15,392          21,017           16,597

Shareholders'
  equity            42,040         40,621            40,426           39,437           36,772          32,691           32,055

Interest income     28,181         23,400            31,728           30,449           27,820          25,639           24,459

Interest            13,996         10,312            13,999           14,117           12,495          11,600           11,042
  expense

Provision for
  loan losses          475            796               956              314              227             605              156

Other income         2,383          2,650             3,491            3,307            2,507           2,370            2,079

Other expenses      11,156         10,702            14,956           13,433           12,270          12,566           11,534

Income tax           1,561          1,383             1,905            2,042            1,955           1,090            1,373

Net income           3,376          2,857             3,403            3,850            3,380           2,148            2,433

                                                                     CBOC

                        At or for the Nine                                   At or for the Year
                        Months Ended September                               Ended December 31,
                        30, (unaudited)


                        2000        1999             1999            1998             1997             1996             1995
                                                                 (Unaudited)      (Unaudited)      (Unaudited)     (Unaudited)
                      -------------------          -------------------------------------------------------------------------
Total assets          $61,718      54,504          $58,885         $53,316          $48,906          $44,467         $42,563

Loans                  35,975      31,904           30,717          30,120           27,307           26,248          26,234
  receivable,
  net

Investment
  securities           19,634      16,059           19,250          12,696           12,579           11,447          13,118

Deposit
 accounts              55,439      48,652           52,892          47,740           43,607           39,612          38,077

Borrowed                  376         442              381             174              424              294             573
  funds

Shareholders'
  equity                5,593       5,163            5,309           5,144            4,663            4,240           3,728

Interest income         3,076       2,792            3,777           3,616            3,354            3,282           3,187

Interest
  expense               1,660       1,383            1,864           1,861            1,661            1,622           1,642

Provision for
  loan losses              27           9               18              34               29               38              70

Other
  income                  284         236              317             382              326              321              88

Other
  expenses              1,047         999            1,327           1,274            1,197            1,048           1,004

Income tax                152         157              224             198              228              288             216

Net income                474         480              661             631              565              607             343

PRO FORMA DATA REFLECTING THE CBOC MERGER

         In the following tables, we provide unaudited pro forma condensed combined financial data of Merchants and subsidiaries which includes the historical data for Merchants and CBOC. The data are based on an assumption that Merchants Common Shares are issued for one hundred percent (100%) of CBOC shares outstanding on September 30, 2000, at an exchange rate of 5.746 shares of Merchants for each share of CBOC. Operating results data assumes that this transaction occurred on the first day of each period shown, whereas financial condition data assumes that this transaction occurred at the date indicated. The per share information is calculated assuming the number of shares outstanding is unchanged throughout each respective time period.

         In accordance with generally accepted accounting principals, the Merger will be accounted for using the pooling of interests method. Accordingly, the recorded assets and liabilities of both Merchants and CBOC will be carried forward at their recorded amounts and their historical operating results will be unchanged for the prior periods being reported on. No goodwill will be recorded as a result of this transaction.

         We present this pro forma data as an illustration only. It does not necessarily indicate the financial position or financial results that would have actually been reported if the Merger had occurred as of, or at, the beginning of the periods presented, nor does it necessarily indicate future financial position or results of operations. The pro forma results of operations neither assume nor incorporate any benefits from cost savings or synergies of operations of the combined companies.


                  Selected Unaudited Pro Forma Financial Data
                     ($ in thousands except per share data)

                                       For the Nine
                                       Months Ended                                For the Year Ended
                                       September 30,                                  December 31,
                                2000            1999                    1999              1998               1997
                            ---------------------------                --------------------------------------------
Income Statement
   Interest Income            $31,257          $26,192                 $35,505           $34,065            $31,174
   Interest Expense            15,656           11,695                  15,863            15,978             14,156
   Net Interest
      Income                   15,601           14,497                  19,642            18,087             17,018
   Loss Provision                 502              805                     974               348                256
   Other Income                 2,667            2,886                   3,808             3,689              2,833
   Other Expense               12,203           11,701                  16,283            14,707             13,467
   Income Before Tax            5,563            4,877                   6,193             6,721              6,128
   Income Tax                   1,713            1,540                   2,129             2,240              2,183
   Net Income                   3,850            3,337                   4,064             4,481              3,945
Per Share
   Basic earnings per
   share                    $    1.50          $  1.30                  $ 1.58           $  1.77            $  1.60
Diluted earnings
   per share                     1.49             1.28                    1.56              1.73               1.57

                                    At the Nine                                    At the Year Ended
                              Months ended September                                  December 31
                                        30
Balance Sheet                  2000            1999                     1999              1998               1997
                            --------------------------                ---------------------------------------------
   Loans-Net                 $457,993         $375,348                $395,534           344,585           $309,591
   Assets                     586,631          503,893                 533,268           494,802            440,591
   Deposits                   459,890          430,943                 430,225           419,858            380,856
   Shareholders'
Equity                         47,633           45,784                  45,735            44,581             41,435
Weighted Average
Shares
  Basic weighted                2,562            2,565                   2,566             2,531              2,464
    average shares
    outstanding
  Diluted weighted              2,581            2,608                   2,613             2,594              2,519
    average shares
    outstanding

                               THE SPECIAL MEETING
Date, Place and Time

         A special meeting will be held at the Community Bank of Oconto County, 500 Cherry Avenue, Oconto Falls, Wisconsin, on January 9, 2001, 4:30 p.m. (local time) (the "Special Meeting").

Matters to Be Considered at the Special Meeting.

         At the Special Meeting, holders of CBOC Common Stock will consider and vote upon a proposal to approve the Merger Agreement and Plan of Merger and any other matters that may properly come before the Special Meeting. For a detailed description of the Merger and the Merger Agreement, see "The Merger" and "Certain Provisions of the Merger Agreement."

Required Vote

         The affirmative vote of the holders of a majority of the outstanding shares of CBOC Common Stock entitled to vote at the Special Meeting is required to approve the Merger Agreement. Each share of CBOC Common Stock outstanding on the Record Date (as defined herein) is entitled to one vote. Shareholders of Merchants are not required to approve the Merger Agreement and no further corporate authorization by Merchants is required to consummate the Merger.

         Pursuant to the Voting Agreement, the directors who have voting power with respect to a total of 30,185 shares or approximately 37.7% of CBOC Common Stock entitled to vote at the Special Meeting have agreed, among other things, to vote their shares in favor of the approval and adoption of the Merger Agreement and against certain other transactions.

Voting of Proxies

         Shares represented by properly executed proxies for CBOC Common Stock received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders thereof. Proxies which do not contain voting instructions will be voted FOR approval of the Merger Agreement and Plan of Merger.

         It is not expected that any matter other than that referred to herein will be brought before the Special Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Revocability of Proxies

         The grant of a proxy on the enclosed form of proxy does not preclude a shareholder from voting in person. A shareholder may revoke a proxy at any time prior to its exercise by delivering to the Secretary of CBOC a duly executed proxy or revocation of proxy bearing a later date or by voting in person at the Special Meeting. Attendance at the Special Meeting will not of itself constitute revocation of a proxy.

Record Date; Stock Entitled to Vote; Quorum

         Only holders of record of CBOC Common Stock at the close of business on December 8, 2000, (the "Record Date") will be entitled to receive notice of and to vote at the Special Meeting.

         At the Record Date, 80,000 shares of CBOC Common Stock were outstanding. Shares representing a majority of the outstanding shares of CBOC Common Stock entitled to vote must be represented in person or by proxy at the Special Meeting in order for a quorum to be present. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of the Merger Agreement and Plan of Merger. If a broker or other holder of record indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Solicitation of Proxies

         CBOC will bear the cost of the solicitation of proxies from its shareholders, except that Merchants will be responsible for the cost of printing this Proxy Statement/Prospectus and all regulatory filing fees in connection therewith. In addition to solicitation by mail, the directors, officers and employees of CBOC may solicit proxies from shareholders of CBOC by telephone or telegram, or in person, but will receive no additional compensation for such services.

         SHAREHOLDERS SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS. AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVE TIME, CBOC SHAREHOLDERS WILL BE PROVIDED WITH MATERIALS RELATING TO THE EXCHANGE OF THEIR STOCK CERTIFICATES. SEE "THE MERGER - CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES."

                                   THE MERGER

Background of the Merger

         For the past several years, the Board of Directors of CBOC has monitored the changes in the banking industry and the future of independent banks in smaller communities in Wisconsin.

         The CBOC Board considered the increasing competition in the banking industry, the need for ever larger capital expenditures to provide desired customer services, the general reduction in support for community banks by some of their corresponding banks and the increasingly complex regulatory and market structure. The CBOC Board recognized that the banking industry has substantially changed in recent years and that changes of equal or greater magnitude are likely in the future.

         In that connection, the CBOC Board discussed from time to time the possibility of combining with another bank or bank holding company, forming an expanded bank holding company, and making suitable acquisitions and growing internally. As a result of these discussions, the CBOC Board realized that it would not be possible to realize sufficient growth through small acquisitions and internally-generated growth to effectively compete with the large competitors in its market.

         The CBOC Board thus concluded that a combination with another bank or bank holding company would provide the size and the necessary resources for the Bank to remain an effective competitor in its market and to properly service its community.

         The Board believed that it was very important for the Bank to retain its identity as a separately chartered community bank, to retain the name of Community Bank of Oconto County along with its local management, and to maintain regular, ongoing input from the local community. Based on its review of other transactions, the Board felt that the Bank's customers and the community would suffer a reduction in service by a sale of the Bank and its conversion to a branch of another bank, resulting in the decision-making process being moved out of the local community to a corporate headquarters in another location.

         To that end, members of the CBOC management and Board periodically contacted and were contacted by various banks and holding companies regarding the possible acquisition of CBOC. Finally, in mid-1999, the CBOC Board engaged Marshall Financial Consulting, LLC ("Marshall") as an advisor to assist in the preparation and distribution of information packages about CBOC and the Bank to a limited number of prospective acquirers in order to solicit an offer for CBOC at a fair and adequate price. By April, 2000, after soliciting 17 potential purchasers, 11 of whom received the information packages, the Board received final proposals from three companies ranging between $9,339,000 or $116.74 per share of CBOC Common Stock, and $15,000,000 or $187.50 per share of CBOC Common Stock.

         Despite receiving an offer from another company, ("Other Company") for a greater purchase price ($15,000,000 in Other Company's common stock, based on then current stock-values), the CBOC Board determined that it was in the best interests of CBOC and its shareholders to accept Merchants offer of $14,480,000 or $181.00 per share of CBOC Common Stock, to be received in the form of shares of Merchants' Common Stock, based on then-current stock values. This decision was made after the CBOC Board of Directors engaged in extensive discussions with both Merchants and the Other Company regarding post-merger operational matters and the merger consideration. CBOC's Board found that the Merchants' community banking philosophy more closely resembled CBOC's. CBOC's Board was aware that Merchants' subsidiary banks were operating under local control and with local autonomy. CBOC's Board was also mindful of the desire of many of its shareholders and customers to retain a community-oriented bank with local control. CBOC's Board believes that Merchants will be more likely to retain the Bank's name, to operate the Bank with essentially current staff and management, to solicit local input on decisions regarding banking services, to provide better banking services to the Oconto County community and to ultimately help the local community grow and prosper.

         The Board also received an offer from the "Other Company" of $13,000,000 in cash, but decided against the offer for the reasons listed above and because of the negative tax consequences that a cash-based acquisition would have on CBOC shareholders.

         As a result of the combination with Merchants, because of the greater resources of the Merchants organization, Community Bank of Oconto County will be able to more effectively service many business customers in its market area which it had difficulty accommodating in the past. In addition, the CBOC Board believes that the shareholders of CBOC will enjoy greater liquidity for their stock and a means of accurately valuing their investment through a transaction with Merchants.

         As part of the deliberation process, the CBOC Board engaged Marshall as a financial advisor to assist it in evaluating the Merchants stock and advise it on the fairness of the exchange, from a financial point of view. A discussion of Marshall's opinion regarding the exchange is found below.

         During the period from January through July, 2000, the Merchants Board and Merchants Executive Committee held several meetings which culminated in the approval of a definitive merger agreement by the Merchants Board on July 19, 2000.

         After further discussions, an Agreement and Plan of Merger ("Merger Agreement") embodying the terms of the previous proposal was negotiated with the assistance of legal counsel and executed by Merchants and CBOC as of August 1, 2000. The parties issued a joint press release announcing the transaction. The transaction remains subject to regulatory and shareholder approval and other conditions set forth in the Merger Agreement.

         The Board of Directors of CBOC has approved the Merger Agreement and believes that the proposed Merger is in the best of CBOC and its shareholders. Accordingly, the CBOC Board recommends that the shareholders of CBOC vote in favor of the adoption of the Merger Agreement as discussed herein.

REASONS FOR THE MERGER; RECOMMENDATION OF BOARD OF DIRECTORS OF CBOC

         Merchants. The Merchants Board has concluded that the Merger would be in the best interests of Merchants and its shareholders. In reaching this determination, the Merchants Board considered many factors including the following:

                  (i) The Merger meets Merchants' strategic objectives of maintaining and strengthening a locally owned and operated community-oriented financial institution.

                  (ii) The Merger will create a significantly larger financial institution that will have capabilities to offer a wider array of financial products and services.

         For instance, CBOC's current customers will have access to the products and services offered by Merchants and, conversely, CBOC will offer its products and services to Merchants' customers. Moreover, the combined resources of the two companies will improve the efficiencies associated with the development of new products and services to be offered by Merchants.

                  (iii) Merchants will have immediate access to the Oconto County market which is currently served by Merchants on a limited basis.

                  (iv) The similarities between the operations of Merchants and CBOC will result in cost savings and more efficient utilization of resources and technology thereby offering economies of scale not currently available to Merchants.

                  (v) The size and capital structure of Merchants following the Merger will provide greater opportunities and flexibility in responding to the rapidly changing industry for financial service providers.

                  (vi) The asset size, capital position, management strength and market position of Merchants will enable the combined company to remain competitive and take advantage of current and emerging opportunities for growth and profitability.

                  (vii) The opinion of Merchants that the consideration to be paid by Merchants in the Merger is fair, from a financial point of view, to Merchants and its shareholders.

Numerous factors were considered by the Merchants Board in approving the terms of the Merger. These factors included information concerning the financial structure, results of operations, and prospects of Merchants and CBOC; the capital adequacy of the resulting entity; the composition of the businesses of the two organizations; the overall compatibility of the management and employees of the organizations; the outlook for the organizations in the rapidly changing financial services industry; the relationship of the consideration to be paid in the Merger to market prices and the book value and earnings per share of CBOC and the financial terms of certain other recent business combinations in the banking industry.

         CBOC. In considering the Merger, the Directors of CBOC reviewed the terms and conditions of the proposed Merger Agreement, along with certain business and financial information relating to Merchants and CBOC. In addition, the Board of Directors of CBOC determined to approve the proposed transaction primarily because the Merger will increase the financial strength of the Bank by enabling it to better serve its depositors and customers, while at the same time allowing the Bank to retain its identity as a community bank and retain the name of Community Bank of Oconto County along with local management, to provide additional opportunities for professional advancement for the Bank's employees, and to be more competitive with other bank subsidiaries of large bank holding companies currently doing business in Oconto County or which might locate in the community. The Directors of CBOC also concluded that the Merger will enhance both the long-term and short-term value of CBOC shareholders' investment. Among the factors important to the directors of CBOC in determining to approve the Merger, were:

                  (i) The increased opportunity and resources to serve the Bank's customers;

                  (ii) The possibility for career enhancement which employees of CBOC and the Bank might be provided as a result of the Merger;

                  (iii) The increased resources and expertise to keep the Bank competitive and meet the ever-changing demands of the banking industry;

                  (iv) Merchants' commitment to community banking and to serving the needs of the local Oconto County community;

                  (v) The marketability and liquidity of Merchants' Common Stock and the consistent dividend history and rate of dividends of the Merchants Common Stock to be received in the Merger as compared to the illiquidity and lack of marketability of CBOC Common Stock;

                  (vi) The tax-free nature of the Merger for federal income tax purposes which would permit CBOC's shareholders who receive shares of Merchants Common Stock to defer federal income taxation under certain circumstances.

                  (vii) The potential for future appreciation of Merchants' Common Stock due to Merchants' greater market presence and financial resources; and

                  (viii) The financial terms of other recent business combinations in the financial services industry.

                  (ix) The opinion of Marshall that the consideration to be paid by Merchants in the Merger is fair, from a financial point of view, to CBOC and its shareholders.

See "THE MERGER - Certain Material Federal Income Tax Consequences."

         While each member of CBOC's Board of Directors evaluated each of the foregoing as well as other factors, the Board of Directors collectively did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. CBOC's Board of Directors collectively made its determination with respect to the Merger based on its unanimous conclusion that the Merger, in light of the factors which each of them individually considered is appropriate, fair and in the best interest of CBOC's shareholders.

         The Board of Directors of CBOC has determined that the terms of the Merger are fair to and in the best interests of CBOC and its shareholders for the reasons stated immediately above.

         THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

Certain Considerations

         In deciding whether to vote in favor of the Merger, the CBOC shareholders should consider the following factors, in addition to the other matters set forth herein.

                  (i) Uncertain Legislative and Regulatory Environment. The banking and financial services businesses in which CBOC and Merchants engage are highly regulated. The laws and regulations affecting such businesses may be changed in the future. Such changes could affect the ability of banks to engage in nationwide branch banking and the ability of bank holding companies to engage in non-banking businesses, such as securities underwriting and insurance, in which they have been allowed to engage only on a limited basis. Such changes may also affect the capital that banks and bank holding companies are required to maintain, the premiums paid for or the availability of deposit insurance or other matters directly affecting earnings. Neither CBOC nor Merchants can predict what changes will occur and the effect that any such changes would have on the ability of the combined entity to compete effectively or to take advantage of new opportunities after the Merger.

                  (ii) Competition. The markets in which CBOC and Merchants operate are highly competitive. Competition in such markets is likely to increase in light of the changing legislative and regulatory environment in which CBOC and Merchants operate. In addition, consolidation and mergers in the banking industry are expected to continue, resulting in stronger and more effective competitors. Neither CBOC nor Merchants can predict the degree to which competition in the industry will increase in the future or the effect any such increased competition will have on the combined entity.

                  (iii) Rapid Technological Changes. Evolving technology will play a major role in the processing and delivery of financial services. The effective use of new technology will enable banking and financial service businesses to improve information concerning their customers and markets. It will also enable them to reduce overhead expenses while improving the quality of service to customers. Communications technology will substantially improve the ability of financial institutions to exchange information with their customers and employees. Banks and financial institutions that are unwilling or unable to access this evolving new technology could experience lower earnings and a loss of customers.

                  (iv) Uncertain Economic Environment. Banks and financial service companies in the Midwest have experienced a relatively long period of price stability and a growing economy. Price stability enables banks to better protect themselves against interest rate risks. A strong economy enhances the opportunity of the commercial sector of the economy to improve earnings and performance. It also provides an environment for financial institutions to experience positive and profitable growth. Potentially adverse economic changes present additional risks for banks and financial service companies.

                  (v) Nature of Business. The financial performance of CBOC results primarily from its retail banking activities located in Oconto County. CBOC shareholders who receive shares of Merchants Common Stock will own an interest in a diversified multi-bank holding company currently operating 20 banking offices located in Milwaukee, Waukesha and Ozaukee Counties, which is engaged in several non-banking businesses. Financial performance of Merchants is accordingly dependent on its activities and the economic factors in such markets and businesses.

                  (vi) Business Combinations. Merchants seeks additional expansion opportunities and accordingly may enter into business combinations with banking and non-banking entities involving the issuance of its shares or payment of cash consideration which may not require a vote of holders of Merchants Common Stock at the time of such additional acquisitions.

                  (vii) Share Price Fluctuation. The price of shares of CBOC Common Stock is based essentially upon the financial condition of CBOC and the market value for similar non-publicly traded bank holding companies and other factors. The share price of Merchants Common Stock is by nature more subject to the general price fluctuations in the market for publicly-traded equity securities. Such fluctuations are not necessarily related to a change in the financial performance or condition of Merchants.

                  (viii) Loan Losses. Losses on loans is a risk inherent in the banking business. Although Merchants maintain a reserve to absorb future loan losses, we cannot predict such losses with certainty. Therefore, we cannot predict whether the reserve for loan losses will be adequate. If additions to the loan los reserve should be required at some future time, our earnings could be adversely affected at that time.

                  (ix) Future Needs for Capital. In order to fund its expansion plans, or to provide capital to support internal growth of its subsidiaries, or to raise funds for other general corporate purposes, Merchants may, from time to time, issue additional securities, including debt instruments. The issuance of debt instruments (such as notes or debentures) may have an adverse effect on future earnings of Merchants if the return on the proceeds of the debt securities is inadequate in relation to the interest expense. Additionally, in the event Merchants defaults in the payment of principal or interest on such debt securities, the dividend and liquidation rights of holders of Merchants Common Stock are likely to be subordinated to the rights of the holders of such debt instruments. At this time, Merchants is actively involved in planning the future issuance of debentures. However, no definitive, required legal action has been taken in the matter at this time.

         Merchants may also satisfy future needs for additional capital funds through the issuance of additional equity capital (such as common stock). In that event, holders of Merchants Common Stock may experience dilution in ownership and per-share earnings.

Opinion of CBOC Financial Advisor

         The CBOC Board retained Marshall Financial Consulting LLC ("Marshall") to act as its financial advisor in connection with the Merger and to assist it in its examination of the fairness, from a financial point of view, of the Merger Consideration to the holders of CBOC Common Stock. On July 22, 2000, Marshall rendered its opinion to the CBOC Board (subsequently confirmed as of the date of this Proxy

Statement/Prospectus) to the effect that the Merger Consideration was fair, from a financial point of view, to the holders of CBOC Common Stock.

         THE FULL TEXT OF MARSHALL'S OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MARSHALL IN RENDERING ITS OPINION, IS ATTACHED AS EXHIBIT C TO THIS PROXY STATEMENT/PROSPECTUS. THE MARSHALL OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF CBOC COMMON STOCK AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY CBOC SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. THE SUMMARY OF THE MARSHALL OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED AS AN EXHIBIT HERETO, AND SHAREHOLDERS OF CBOC SHOULD READ THE MARSHALL OPINION CAREFULLY AND IN ITS ENTIRETY.

         Marshall's analysis. In conducting its investigation and analysis and in arriving at its opinion, Marshall reviewed such information and took into account such financial and economic factors as it deemed relevant. In doing so, Marshall, among other things; (i) reviewed certain internal information, primarily financial in nature, including projections, as well as publicly available information, including but not limited to CBOC's and Merchants' recent filings with regulatory authorities; (ii) reviewed the Merger Agreement; (iii) compared the historical market prices and trading activity of CBOC and Merchants Common Stock with those of certain other publicly traded companies Marshall deemed relevant; (iv) compared the financial position and operation results of CBOC and Merchants with those of other publicly traded companies Marshall deemed relevant; (v) compared the proposed financial terms of the Merger with the financial terms of certain other business combinations involving banking institutions Marshall deemed relevant; and (vi) reviewed certain potential pro forma effects of the Merger on Merchants. Marshall held discussions with certain members of CBOC's and Merchants' senior management concerning CBOC's and Merchants' historical and current financial condition and operating results, as well as the future prospects of CBOC and Merchants, respectively. Marshall had been requested to, and did, solicit third party indications of interest in acquiring all of CBOC. Marshall solicited 17 potential purchasers and 11 of such executed a confidentiality agreement and received the offering brochure of CBOC. Marshall received three written offers from the 11 recipients of the brochures. Marshall analyzed the three offers and reviewed such offers with CBOC's Board of Directors. Marshall also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria as Marshall deemed relevant for the preparation of its opinion. The Merger consideration was determined by CBOC and Merchants in arm's-length negotiations. CBOC did not place any limitation upon Marshall with respect to the procedures followed or factors considered by Marshall in rendering its opinion.

         In arriving at its opinion, Marshall assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to it by or on behalf of CBOC and Merchants, and was not engaged to independently verify any such information. Marshall assumed, with CBOC's and Merchants' consent, that (i) all material assets and liabilities (contingent or otherwise, known or unknown) of CBOC and Merchants are set forth in their respective financial statements; (ii) the Merger will be accounted for under the pooling of interest method of accounting; (iii) the Merger will be consummated in accordance with the terms of the Merger Agreement without any additional amendments thereto and without waiver of any condition; (iv) the prospective cost savings and revenue enhancements contemplated by management of both companies following the Merger will be realized; and (v) all shareholder and required regulatory approvals will be obtained in a timely manner. Marshall also assumed that the financial forecasts examined by it were reasonably prepared on bases reflecting the best available estimates and good faith judgments of CBOC's and Merchants' respective senior management, as to future performance of their respective companies. Marshall did not undertake or obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of CBOC or Merchants, nor did it make a physical inspection of the properties or facilities of CBOC or Merchants. Marshall's opinion necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated on the date thereof, and did not predict or take into account any changes which may occur, or information which may become available, after the date thereof. Furthermore, Marshall expressed no opinion as to the pricing or trading range at which shares of Merchants' securities would trade following the date of such opinion.

         Analysis of Selected Comparable Transactions. Marshall reviewed a selected group of thirty completed or pending acquisitions of banks or bank holding companies that were announced since January 1, 1997. Marshall focused on transactions where the acquired entity had a transaction value of less than $25 million. The assets of the comparables ranged from $38.7 million to $282.2 million with the median being $74.7 million and the mean being $89.1 million. The equity to asset ratio for the comparables ranged from 6.57% to 21.27% with the median and the mean being 10.57% and 10.99% respectively. The return on average assets for the comparables ranged from .28% to 2.95% with the median and the mean being 1.28% and 1.32%, respectively. The comparables' return on equity ranged from 3.02% to 27.34% with the median and the mean being 11.50% and 12.77%, respectively. The price to book of the comparables ranged from 115.38% to 382.37% with the median and the mean being 200.55% and 204.43%, respectively. The price to tangible book for the comparables ranged from 115.38% to 383.11% with the median and the mean being 204.65% and 205.75%, respectively. The comparables' price to latest twelve months net income ranged from 10.14x to 42.46x with the median being 17.44x and the mean being 17.00x, respectively. The tangible premium to core deposits for the comparable companies ranged from 1.97% to 36.74% with the median and mean being 12.14% and 13.05%, respectively.

          Analysis of CBOC Valuation Multiples. Marshall calculated the "Implied Equity Value Per Share" reflected by the terms of the Merger to be $181 for each share of CBOC Common Stock, obtained by dividing $181 by assumed Merchants' Daily Average Price (as defined in the Merger Agreement) ranging from $31.50 per Merchants' share to $38.50 per Merchants' share. Marshall then calculated the "Implied Total Equity Value: to be $14,480,000 million, obtained by multiplying the Implied Equity Value Per Share by the total number of outstanding shares of CBOC Common Stock. In performing its analysis, Marshall used, among other items, operating statistics for CBOC's twelve months through December 31, 1999 and March 31, 2000. Marshall calculated multiples of the Implied Total Equity Value to CBOC's earnings per share, book value, tangible book value and tangible premium to core deposits. The calculations resulted in ratios of the Implied Total Equity Value to net income ("P/E Ratios") of 21.86x based on December 31, 1999 results, and 19.13x based on December 31, 2000 estimated earning, 274.20% of book value, 274.20% of tangible book value and an 18.72% tangible premium to core deposits.

         As no comparative group or transaction from any comparative group is identical to the Merger, Marshall indicated to the CBOC Board that the analyses described above are not mathematical, but rather involve complex consideration and judgments concerning differences in operating and financial characteristics including, among other things, differences in revenue composition and earnings performance among CBOC and Merchants and the selected companies and transactions reviewed.

         Analysis of Publicly Traded Companies Comparable to CBOC. Marshall reviewed certain publicly available financial and stock market information for certain publicly traded companies which Marshall deemed relevant. These companies consisted of: Princeton National Bancorp, Inc., Northern States Financial

Corp., Union Bancorp, Inc., Amcore Financial, Inc., Old Second Bancorp, Inc., First Merchants Corp., Shoreline Financial Corp., Independent Bank Corp., Gold Bancorporation Corp, Inc. and German American Bancorp ("Comparable Companies"). The data described below for such group is as of December 31, 1999 and March 31, 2000 and is compared to CBOC's financial information, as reported, as of December 31, 1999 and March 31, 2000.

         Marshall noted that the equity to assets for CBOC was 9.60% compared with a median of 7.86% and a mean of 8.60% for the Comparable Companies. The equity to assets for the Comparable Companies ranged from a high of 10.13% to a low of 6.48%. Marshall also noted the following operating performance statistics for CBOC compared to the Comparable Companies: (i) the net interest margin for CBOC was 3.88% compared to a median of 4.15% and a mean of 4.10%. (The range for net interest margin of the Comparable Companies was a high of 4.47% to a low of 3.55%); (ii) the efficiency ratio for CBOC was 58.78% compared to a median of 68.84% and a mean of 68.40% for the Comparable Companies. (The range for the efficiency ratio for the Comparable Companies was 45.13% to 89.40%); (iii) the return on average assets for CBOC was 1.26% compared to a median of 1.26% and a mean of 1.40% for the Comparable Companies. (The range on average assets was
 .34% and 1.66% for the Comparable Companies), (iv) the return on average equity for CBOC was 13.23% compared to a median of 12.04% and a mean of 12.18% for the Comparable Companies. (The range for the return on average equity was 4.97% to 17.18% for the Comparable Companies.)

         Discounted Earnings Analysis. Marshall performed a discounted earnings analysis of CBOC on a stand-alone basis using CBOC management's projections of future earnings for the five-year period ending December 31, 2004. Marshall estimated terminal values for CBOC using asset growth rates of 4.00%, return on average assets of 1.25%, cash dividend payout ratio of 35% of earning in 2000, 2001, 2002, 2003, and 2004, discount rates of 9%, 11% and 13%, and terminal book value multiples of 110%, 120% and 130%. Based upon projections, Marshall calculated an implied per share price from $106 to $140 per share of CBOC Common Stock. Marshall noted that the discounted earnings analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth ratios, dividend payout rates, terminal values and discount rates.

         Analysis of Merchants. In order to assess the relative public market valuation of the Merchants Common Stock to be issued in the Merger, Marshall reviewed certain publicly available financial information of the most recently reported period as of March 31, 2000 for Merchants and stock market information of certain selected publicly traded companies which Marshall deemed relevant. Such comparable companies consist of Princeton National Bancorp, Inc., Northern States Financial Corp., Union Bancorp, Inc., Amcore Financial, Inc., Old Second Bancorp, Inc., First Merchants Corp., Shoreline Financial Corp., Independent Bank Corp., Gold Bancorporation Corp, Inc. and German American Bancorp (the "Merchants' Comparable Companies"). The data described below for such group is as of December 31, 1999 and March 31, 2000. Marshall noted the following operating performance statistics for Merchants compared to the Merchants Comparable Companies: (i) Merchants' net interest margin was 3.69% compared to a median of 4.15% and a mean 4.10% for the Merchants' Comparable Companies (the range for net interest margin was 3.55% to 4.47% for the Merchants' Comparable Companies); (ii) the efficiency ratio for Merchants was 67.00% compared with a median of 68.84% and a mean of 68.40% for the Merchants' Comparable Companies (The range for the efficiency ratio was 45.13% to 89.40% for the Merchants' Comparable Companies); (iii) the return on average assets for Merchants was .76% compared to a median of 1.26% and a mean of 1.40% for the Merchants' Comparable Companies (The range for the return on average assets was .34% to 1.66% for the Merchants' Comparable Companies); (iv) the return on average equity for Merchants was 8.76% compared to a median of 12.04% and a mean of 12.18% for the Merchants'

Comparable Companies (The range for the return on average equity was 4.97% to 17.18% for the Merchants' Comparable Companies); (v) the ratio of non-performing assets to total assets for Merchants was .50% compared with a median of .44% and a mean of .51% for the Merchants' Comparable Companies (The range for the non-performing assets to total assets was .20% to .88% for the Merchants' Comparable Companies).

         Pro Forma Merger Analysis. Marshall prepared a pro forma analysis of the financial impact of the Merger. Using financial forecasts for CBOC (prepared by CBOC's management) and Merchants (prepared by Merchants' management), Marshall compared Merchants' earnings per share and book value on a stand-alone basis to earnings and book value of the combined companies on a pro forma basis. Without any synergies, this analysis indicated that the Merger would be dilutive to earnings per share in 2000 by 9.4%. Merchants furnished Marshall with certain projections for the year ended December 31, 2001. Such projections show that the transaction is not dilutive to earnings per share in 2001. The analysis shows that it is dilutive to book value per share by 6.8% at March 31, 2000.

         Stock Trading Analysis. Marshall reviewed the historical trading prices and volume of Merchants Common Stock for the three years ending December 31, 1999 and six months ended June 30,2000. The price of Merchants Common Stock ranged from a high to a low from January 1, 1997 through December 31, 1997 of $29.09 to $16.97, from $42.50 to $25.00 January 1, 1998 through December 31,
1998, from $44.00 to $35.50, January 1, 1999 through December 31, 1999, and
$39.00 to $34.50 from January 1, 2000 to June 30, 2000, respectively. The trading volumes in calendar year 1997, 1998, 1999 and the six months ended June 30, 2000 were 54,185, 98,565, 159,600 and 147,100 shares, respectively.
Merchants furnished Marshall with certain projections for the year ended December 31, 2001. Such projections show that the transaction is not dilutive to earnings per share in 2001.

         Contribution Analysis. Marshall analyzed the contribution of each of CBOC and Merchants to the pro forma company of assets, deposits, net income, estimated net income, tangible equity and ownership at or through December 31, 1999. Marshall calculated that: Merchants would contribute 89.98% and CBOC 10.02% of assets; Merchants would contribute 88.22% and CBOC 11.78% of deposits; Merchants would contribute 86.09% and CBOC 13.91% of 1999 net income, Merchants would contribute 86.77% and CBOC 13.23% of forecasted 2000 net income; Merchants would contribute 88.51% and CBOC 11.49% of tangible equity; and Merchants would represent 84.06% and CBOC 15.94% based on the issuance by Merchants of 413,680 shares out of a pro forma total of 2,595,018 shares.

         In connection with its written opinion dated October 31, 2000, Marshall confirmed the appropriateness of its reliance on the analyses used to render its opinion dated July 22, 2000, by performing procedures to update certain of its analyses and by reviewing assumptions on which such analyses were based and the factors considered therewith.

         The summary of the opinion set forth above does not purport to be a complete description of the presentation of Marshall to the CBOC Board or the analyses performed by Marshall. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. Marshall believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses would create an incomplete view of the processes underlying the analyses conducted by Marshall and its opinion. Marshall did not attempt to assign particular weights to particular analyses. Any estimates contained in Marshall's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty. Marshall does not assume responsibility for their accuracy.

         Marshall, as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. CBOC retained Marshall because of its experience and expertise in the valuation of businesses and their securities in connection with mergers and acquisitions.

         Pursuant to an agreement, dated August 25, 1999, between CBOC and Marshall, CBOC has paid Marshall a non-refundable retainer fee of $10,000, a fee of $25,000 for rendering its opinion dated July 22, 2000, and will pay a closing fee of 1/2 of 1% of the consideration paid for the common stock of CBOC, less the $35,000 previously paid. CBOC also has agreed to reimburse Marshall for certain of its out-of-pocket expenses incurred in connection with its engagement. Additionally, CBOC has agreed to indemnify Marshall against certain liabilities, including liabilities under the federal securities laws, incurred in connection with the engagement of Marshall by CBOC.

Interests of Certain Persons in the Merger

         Assuming that the Merger is consummated, the Directors of Merchants immediately prior to the Effective Time will be the directors of Merchants at the Effective Time, each to hold office in accordance with the Amended Articles of Incorporation and By-Laws of Merchants. The officers of Merchants immediately prior to the Effective Time will be the officers of Merchants at the Effective Time, in each case until their respective successors are duly elected and qualified.

         Upon consummation of the Merger, Mr. Thomas Ebenreiter, Chairman of the Board of Directors and President and Chief Executive Officer of CBOC and the Bank will be elected to the Board of Directors of Merchants. In addition, Mr. Richard Pamperin and Mr. Michael Judge, Directors of CBOC and the Bank will be elected to the Board of Directors of Merchants. As of June 30, 2000, Mr. Ebenreiter has entered into an employment agreement with the Bank which will continue after the Bank becomes a subsidiary of Merchants as a result of the Merger. The employment agreement will continue for two years (unless sooner terminated as provided in the employment agreement). The employment agreement provides for Mr. Ebenreiter to serve as president and chief executive officer of the Bank on a full-time basis during the first year and on a half-time basis during the second year of the agreement. In addition to an annual base salary, Mr. Ebenreiter will be entitled to such other benefits as are generally made available to other officers serving in comparable positions at the Bank or other subsidiaries of Merchants. Mr. Ebenreiter has agreed not to compete with the Bank or its affiliates during the employment period and for two years after termination of employment with the Bank.

         Merchants (through the Bank as employer) will succeed to the Bank's obligations with respect to the employment agreement. The Boards of Directors of Merchants and CBOC were aware of these interests and took them into account in approving the Merger Agreement.

Merger Consideration

         Upon consummation of the Merger, each share of CBOC Common Stock outstanding at the Effective Time will be converted into the right to receive shares of Merchants Common Stock subject to the provisions with respect to fractional shares or unless dissenters' rights have been perfected. The number of shares of Merchants Common Stock to be received by shareholders of CBOC for each share of CBOC Common Stock will be computed as follows:

         1. If the Daily Average Price of Merchants Common Stock is between $31.50 and $38.50, each share of CBOC Common Stock will be exchanged for the number of shares of Merchants Common Stock equal to $181.00 divided by the Daily Average Price.

         2. If the Daily Average Price of Merchants Common Stock is between $28.00 and $31.50, each share of CBOC Common Stock will be exchanged for 5.746 shares of Merchants Common Stock.

         3. If the Daily Average Price of Merchants Common Stock is between $38.50 and $42.00, each share of CBOC Common Stock will be exchanged for 4.701 shares of Merchants Common Stock.

         4. If the Daily Average Price is less than $28.00 or greater than $42.00, then Merchants and CBOC will make a good faith effort to renegotiate the Merger Consideration.


The Daily Average Price is the daily average of the "Bid" and "Ask" quotations of Merchants Common Stock as published in the Milwaukee Journal Sentinel (or obtained from another source acceptable to Merchants and CBOC if such quotations are not published in the Milwaukee Journal Sentinel) on each of the twenty (20) trading days preceding the fifth day prior to the Effective Time. On each of such 20 trading days, the Bid and Ask prices will be averaged to calculate the market quotation for that day, and the resulting twenty (20) market quotations will be summed and the result divided by twenty (20) to determine the Daily Average Price. In the event that "Ask" quotations are not listed, or if the "Ask" price exceeds the "Bid" price by more than $2.00 on any of the 20 trading days used to compute the Daily Average Price, then the "Bid" quotes will be used on those days to calculate the Daily Average Price. If the Daily Average Price is less than $28.00 or greater than $42.00, then Merchants and CBOC will make a good faith effort to promptly renegotiate the exchange ratio.

         Because the market value of Merchants Common Stock at the Effective Time is not known at this time, the actual value that Merchants would pay and CBOC shareholders would receive in the Merger and whether Merchants and CBOC will renegotiate the exchange ratio will not be known until the scheduled closing date or shortly before the Effective Time, respectively. It is currently anticipated that, if approved by CBOC shareholders, the Merger will be completed in the fourth calendar quarter of 2000, although no assurance as to the time of completion can be given.

         In the event that the Daily Average Price is less than $28.00 or greater than $42.00 and it becomes necessary to renegotiate the exchange ratio, Merchants' Board is likely to consult with its legal and financial advisors regarding the fairness of such renegotiated ratio.

         In addition, the Merchants' Board and its advisors would consider many of the same factors they considered in determining whether to approve and adopt the Merger Agreement in the first instance. In particular, the Merchants Board of Directors would analyze, among other factors, the relationship of the consideration to be paid by Merchants to the market price and book value and earnings per share of CBOC, the financial terms of recent business combinations in the banking industry and the dilutive or accretive effect of the renegotiated exchange ratio on Merchants' future earnings and book value.

         In the event it becomes necessary to renegotiate the exchange ratio pursuant to the terms of the Merger Agreement, the CBOC Board of Directors is likely to consult with its legal and financial advisors to determine the fairness of a renegotiated exchange ratio. Shareholders of CBOC should note that the fairness opinion obtained by the CBOC Board and included as Exhibit "C" to this Proxy Statement/Prospectus does not express an opinion as to the fairness of the Merger, from a financial point of view, in the event that the Daily Average Price of Merchants Common Stock is less than $28.00 or more than $42.00. No assurance can be given that a fairness opinion regarding such renegotiated exchange ratio can be obtained. In making a determination on a renegotiated exchange ratio, the CBOC Board of Directors would consider many of the same factors it considered in determining whether to approve and accept the Merger Agreement in the first instance. In particular, the CBOC Board would analyze, among other factors, whether the then current consideration to be received in the Merger would deliver more value to the shareholders than could be expected if CBOC were to continue as an independent entity. In addition, the CBOC Board would consider whether, in light of then prevailing market and other industry conditions, the renegotiated exchange ratio is fair from a financial point of view to the CBOC shareholders.

Regulatory Approvals Required

         Federal. The Merger is subject to prior approval by the Federal Reserve Board under the BHC Act, which requires that the Federal Reserve Board take into consideration, among other factors, the financial and managerial resources and future prospects of the respective institutions and the convenience and needs of the communities to be served. The BHC Act prohibits the Federal Reserve Board from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. It is highly improbable that the Merger poses any antitrust issues. The Federal Reserve Board also has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position. Furthermore, the Federal Reserve Board must also assess the records of the subsidiary banks of Merchants and CBOC under the Community Reinvestment Act of 1977, as amended (the "CRA"). The CRA requires that the Federal Reserve Board analyze, and take into account when evaluating an application, each bank's record of meeting the credit needs of its local communities, including low and moderate income neighborhoods, consistent with safe and sound operation.

         Under the BHC Act, the Merger may not be consummated until up to 30 days following the date of Federal Reserve Board approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. Although a challenge is highly improbable, there can be no assurance that the Department of Justice will not challenge the Merger or, if such a challenge is made, as to the result thereof. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise. The BHC Act provides for the publication of notice and public comment on the applications and authorizes the regulatory agency to permit interested parties to intervene in the proceedings.

         Merger Corp. and Merchants have filed an application with the Federal Reserve Bank of Chicago (the "Federal Reserve Bank") that was accepted for filing by the Federal Reserve Bank on October 23, 2000.

         Merger Corp. and Merchants received approval of their application from the Federal Reserve Bank as of November 17, 2000.

         Wisconsin. The Merger is also subject to the prior approval by the Wisconsin Department of Financial Institutions ("DFI") under Section 221.0901 of the Wisconsin Statutes which requires that the DFI take into consideration (i) the financial and managerial resources and future prospects of the respective institutions and whether the transaction would be contrary to the best interests of the shareholders or customers of the bank or bank holding company to be acquired; (ii) whether the action would be detrimental to the safety and soundness of the respective institutions or any subsidiary or affiliate of the respective institutions; (iii) the record of performance, management, financial responsibility and integrity, and the CRA rating of the applicant; and (iv) whether upon consummation of the transaction, the applicant would control in excess of 30% of the total amount of deposits of insured depository institutions in Wisconsin as specified under federal banking law.

         Merger Corp. and Merchants have filed an application with the DFI on October 11, 2000. Merchants and Merger Corp. are awaiting approval of their application from the DFI. The Merger may be consummated at any time within one year of the date approval was granted by the DFI (subject to the foregoing federal approvals).

         General. The Merger cannot proceed in the absence of all requisite regulatory approvals and compliance with any waiting periods contained in such approvals. See "Conditions to Consummation of the Merger." In the Merger Agreement, Merchants and CBOC have agreed to take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed with respect to the Merger, including furnishing information to the Federal Reserve Board or in connection with approvals or filings with other governmental entities. Merchants and CBOC have also agreed to take all reasonable action necessary to obtain approvals of the Federal Reserve Board, the DFI and other governmental entities. However, the obligation to take reasonable actions is not to be construed as including an obligation to accept any terms or conditions to an agreement or other approval of, or any exemption by, any party that are not customarily contained in approvals of similar transactions granted by such regulators or if Merchants in good faith determines that such terms or conditions would have a material adverse effect on its business or financial condition or would materially detract from the value of CBOC to Merchants.

         Merchants and CBOC are not aware of any other governmental approvals or actions that are required for consummation of the Merger except as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof.

The Effective Time

         The Merger will become effective as of the later of (a) the date articles of Merger are filed with the DFI or (b) the effective date and time of the Merger as set forth in such Articles of Merger, (the later of (a) and (b) being the "Effective Time"). The filing of the articles of Merger with respect to the Merger will occur as promptly as practicable after the satisfaction or, if permissible, waiver of the conditions to the Merger as set forth in the Merger Agreement. The Merger Agreement may be terminated by either party if, among other reasons, the Merger shall not have been consummated on or before December 31, 2000, unless such condition is waived. Upon consummation of the Merger, CBOC will be merged into Merger Corp. and will not continue its separate existence or operations, to which Merger Corp. as the surviving corporation will succeed. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT - Conditions to Consummation of the Merger" and "CERTAIN PROVISIONS OF THE MERGER AGREEMENT - Termination."

Conversion of Shares, Procedure for Exchange of Certificates; Fractional Shares

         At the Effective Time and without any action on the part of Merchants, CBOC or the holders of CBOC Common Stock, each share of CBOC Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by CBOC shareholders exercising their dissenters rights under the WBCL) shall be converted into the right to receive shares of Merchants Common Stock. See "THE MERGER -- Dissenters' Rights." All such shares of CBOC Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each stock certificate previously representing any such shares of CBOC Common Stock (other than shares held by dissenting shareholders as described above) shall thereafter represent the right to receive a certificate representing shares of Merchants Common Stock into which such CBOC Common Stock has been converted. Certificates previously representing shares of CBOC Common Stock shall be exchanged for certificates representing whole shares of Merchants Common Stock upon the surrender of such certificates as provided below. No fractional shares of Merchants Common Stock will be issued, and, in lieu thereof, a cash payment will be made as provided below.

         As of the Effective Time, Merchants shall deposit, or cause to be deposited with Firstar Trust Company, Milwaukee, Wisconsin (the "Exchange Agent"), for the benefit of the holders of shares of CBOC Common Stock and for exchange in accordance with the terms of the Merger Agreement, certificates representing the shares of Merchants Common Stock (such certificates for shares of Merchants Common Stock, together with any dividends or distributions with respect thereto (the "Exchange Fund") issuable pursuant to the terms of the Merger Agreement.

         As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of CBOC Common Stock whose shares were converted into the right to receive shares of Merchants Common Stock, (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of CBOC Certificates in exchange for certificates representing shares of Merchants Common Stock. Upon surrender of a certificate previously representing shares of CBOC Common Stock to the Exchange Agent together with such duly executed letter of transmittal, the holder of such certificate shall receive in exchange therefore a certificate representing that number of whole shares of Merchants Common Stock to which such holder is entitled and the certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares which is not registered in the transfer records of CBOC, a certificate representing the proper number of shares of Merchants Common Stock may be issued to a transferee if the certificate representing such shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered, each certificate previously representing shares of CBOC Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of Merchants Common Stock and cash in lieu of any fractional shares of Merchants Common Stock as described below.

         CBOC SHAREHOLDERS SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL NOR RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

         No dividends or other distributions declared or made after the Effective Time with respect to Merchants Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate of CBOC Common Stock with respect to the shares of Merchants Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder, until such certificate is surrendered. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of said certificate, which represents whole shares of Merchants Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of cash payable with respect to a fractional share of Merchants Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time paid with respect to such whole shares of Merchants Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time, but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Merchants Common Stock.

         All shares of Merchants Common Stock issued upon conversion of the shares of CBOC Common Stock (including any cash paid for fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of CBOC Common Stock.

         No certificates or scrip representing fractional shares of Merchants Common Stock shall be issued upon the surrender for exchange of CBOC Common Stock certificates, and such fractional share interest will not entitle the owner thereof to vote or to any rights of a shareholder of Merchants. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional share interest to which such holder would otherwise be entitled by the Bid price of a share of Merchants Common Stock as published in the Milwaukee Journal Sentinel on the date of the Effective Time. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall notify Merchants and Merchants shall make available such amounts to such holders of such fractional share interests subject to and in accordance with the terms of the Merger Agreement, as relevant.

         Any portion of the Exchange Fund which remains undistributed to the shareholders of CBOC for six months after the Effective Time shall be delivered to Merchants, upon demand, and any shareholders of CBOC who have not theretofore complied with the procedures described above shall thereafter look only to Merchants for payment of their claim for Merchants Common Stock, any cash in lieu of fractional shares of Merchants Common Stock and any dividends or distributions with respect to Merchants Common Stock.

         Neither Merchants nor CBOC shall be liable to any holder of shares of CBOC Common Stock for any such shares of CBOC Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

         Merchants shall be entitled to deduct and withhold from any cash consideration payable pursuant to the Merger Agreement to any holder of shares of CBOC Common Stock such amounts as Merchants is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law.

         At the Effective Time the stock transfer books of CBOC shall be closed, and there shall be no further registration of transfers of shares of CBOC Common Stock thereafter on said record books. From and after the Effective Time, the holders of certificates of CBOC Common Stock shall cease to have any rights with respect to such shares of CBOC Common Stock except as otherwise provided in the Merger Agreement, or by law. On or after the Effective Time, any certificate of CBOC Common Stock presented to the Exchange Agent or Merchants for any reason shall be converted into shares of Merchants Common Stock in accordance with the terms of the Merger Agreement as described above.

         Persons who hold Merchants Common Stock prior to the Merger will not need to exchange their existing certificates representing shares of Merchants Common Stock for new stock certificates.

Description of Merchants Common Stock issuable in the Merger.

         The following description of Merchants Common Stock issuable in the Merger is a summary and is qualified in its entirety by reference to the terms of such security, which is incorporated by reference herein and is set forth in full in Merchants Amended Articles of Incorporation (the "Merchants Articles"). The description set forth below is subject in all respects to the WBCL and the Merchants Articles.

         Firstar Trust Company, Milwaukee, Wisconsin, is the transfer agent and registrar for all outstanding Merchants Common Stock.

         THE FOLLOWING DESCRIPTION OF MERCHANTS COMMON STOCK SHOULD BE READ CAREFULLY BY CBOC SHAREHOLDERS SINCE, AT THE EFFECTIVE TIME, EACH ISSUED AND OUTSTANDING SHARE OF CBOC COMMON STOCK WILL BE CONVERTED INTO THE RIGHT TO RECEIVE SHARES OF MERCHANTS COMMON STOCK AT THE EXCHANGE RATIO DESCRIBED ABOVE UNDER "MERGER CONSIDERATION".

         General. Merchants has one class of common stock, the Merchants Common Stock. Of the 6,000,000 shares of Merchants Common Stock authorized, 2,104,459 shares were outstanding as of August 1, 2000 (the date of the Merger Agreement), exclusive of shares held in its treasury. The Merchants Articles do not provide authorization for the issuance of preferred stock.

         Dividend Rights. Dividends on Merchants Common Stock will be payable out of the assets of Merchants legally available therefor as, if and when declared by the Merchants Board of Directors. No share of Merchants Common Stock is entitled to any preferential treatment with respect to dividends.

         Voting Rights. Each holder of Merchants Common Stock will be entitled at each shareholders' meeting of Merchants, as to each matter to be voted upon, to cast one vote, in person or by proxy, for each share of Merchants Common Stock registered in his or her name on the stock transfer books of Merchants. Such voting rights are not cumulative.

         Rights Upon Liquidation. In the event of liquidation, dissolution or winding up of Merchants, whether voluntary or involuntary, the holders of Merchants Common Stock will be entitled to receive all assets of Merchants remaining for distribution to its shareholders, on a pro rata basis. Since Merchants has no preferred stock, the rights of holders of Merchants Common Stock to receive dividends or payment in the event of liquidation or dissolution are not subject to prior satisfaction of the rights of any other shareholders.

         Miscellaneous. Shares of Merchants Common Stock are not convertible into shares of any other class of capital stock. Shares of Merchants Common Stock are not entitled to any preemptive or subscription rights. The issued and outstanding shares of Merchants Common Stock are fully paid and nonassessable (except as otherwise provided under the WBCL).

Comparison of Shareholder Rights

         The following is a summary of material differences between the rights of holders of CBOC Common Stock and Merchants Common Stock. As CBOC and Merchants are both incorporated under the laws of the State of Wisconsin, rights of shareholders are substantially similar. Differences in the rights of shareholders of CBOC and Merchants arise from differences between the provisions of the Merchants Articles and By- laws and those of CBOC. Shareholders of CBOC, whose rights are governed by CBOC's Articles of Incorporation, By-laws and the WBCL will, on consummation of the Merger, become shareholders of Merchants. Their rights as Merchants shareholders will then be governed by Merchants' Articles of Incorporation and By-laws and by the WBCL. The following is a summary of the material differences between the rights of shareholders of CBOC and the rights of shareholders of Merchants.

Authorized Capital Stock

         CBOC. Under CBOC's Articles of Incorporation, the aggregate number of shares which it is authorized to issue is 250,000 shares of one class of common stock, $1.00 par value. All shares of CBOC Common Stock are identical in rights and have one vote. The holders of CBOC Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors of CBOC from funds available therefor and upon liquidation are entitled to receive pro rata all assets of CBOC available for distribution to such holders, CBOC has no authorized shares of preferred stock and, accordingly, the rights of holders of CBOC Common Stock to receive dividends or payment in the event of voluntary or involuntary dissolution, liquidation or winding up of CBOC are not subject to the prior satisfaction of the rights of any other shareholders.

         Merchants. Under Merchants' Articles of Incorporation, Merchants is authorized to issue 6,000,000 shares of common stock, par value $1.00 per share. All shares of Merchants Common Stock are identical in rights and have one vote. For a description of Merchants Common Stock, see "THE MERGER - Description of Merchants Common Stock Issuable in the Merger."

Required Vote

         CBOC. Pursuant to the WBCL, the affirmative vote of a majority of the shares of CBOC Common Stock is generally required to adopt amendments to CBOC's Articles of Incorporation or approve mergers and certain other extraordinary transactions. However, Article 5 of CBOC's Articles of Incorporation (relating to CBOC's Board of Directors) requires the affirmative vote of 80% of the outstanding shares of all classes of CBOC stock entitled to vote thereon.

         Merchants. Pursuant to the Merchants' Articles of Incorporation, any Merger, consolidation of Merchants with one or more other corporations, or any sale, lease or exchange of all or substantially all of the assets of Merchants requires the affirmative vote of at least eighty percent (80%) of the outstanding shares of Merchants. However, the matters described in the preceding sentence require the affirmative vote of a majority of the outstanding shares of Merchants if such matters have the prior approval of a majority of the Board of Directors of Merchants. The foregoing provisions may only be amended by the affirmative vote of not less than eighty percent (80%) of the outstanding shares of Merchants Common Stock unless such amendment was approved in advance by a majority of the Directors of Merchants, in which case the affirmative vote of a majority of the outstanding shares of Merchants Common Stock is required for adoption of the amendments. All other provisions of the Merchants Articles of Incorporation may be amended by the affirmative vote of a majority of the outstanding shares of Merchants Common Stock.

Classified Board of Directors

         CBOC. Pursuant to Article 5 of CBOC's Articles of Incorporation, CBOC's Board of Directors is divided into three classes as nearly equal in number as possible, with the Directors in each class serving for staggered three-year terms. Pursuant to Article 5 and Section 3.02 of CBOC's By-laws, CBOC's Board consists of not less then three (3) nor more than twelve (12) members, with the exact number fixed from time to time by the Board. The present Board of CBOC consists of ten (10) members. At each annual meeting, the successors to the class of Directors whose term expires at the time of such meeting are elected for three year terms. Article 5 requires the affirmative vote of 80% of the outstanding shares of all classes of CBOC stock entitled to vote thereon.
Section 3.02 of CBOC's By-laws requires the affirmative vote or consent of the holders of four-fifths of the shares of all classes of CBOC stock entitled to vote on such amendment; provided, however, that if any class or series of shares is entitled to vote on the amendment as a class, such amendment requires the affirmative vote of four-fifths of the shares of each class of shares and series entitled to vote on the amendment as a class and of the total shares entitled to vote on the amendment.

         Merchants. Pursuant to the Articles of Incorporation of Merchants, the Board of Directors of Merchants is divided into three (3) classes as nearly equal in number as possible, with the directors in each class serving for staggered three-year terms. Merchants' Board consists of not less than eleven
(11) nor more than twenty (20), the exact number to be determined at each annual meeting of shareholders or, within such limits by a majority of the Board of Directors. At each annual meeting of shareholders, the successors of the class whose term expires at the time of such meeting are elected for three-year terms. The present Board of Directors of Merchants consists of fifteen (15) members.

Removal of Directors

         CBOC. Pursuant to Article 5 of CBOC's Articles of Incorporation, any director may be removed from office by the affirmative vote of 80% of the outstanding shares entitled to vote for the election of such director.

         Merchants. The By-laws of Merchants provide that any director may be removed from office by the affirmative vote of a majority of the shares outstanding entitled to vote for the election of such director taken at a special meeting of shareholders called for that purpose.

Newly Created Directorships and Vacancies on the Board of Directors

         CBOC. Any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of Directors, may be filled by the shareholders by affirmative vote of a majority of the outstanding shares entitled to vote. During such time as the shareholders fail or are unable to fill such vacancies, then and until the shareholders act, (i) the Board of Directors may fill the vacancy by the act of a majority of the Directors present at a meeting in which a quorum is present; or (ii) if the Directors remaining in office constitute fewer than a quorum of the Board, they may fill the vacancy by the affirmative vote of a majority of all Directors remaining in office.

         Merchants. Pursuant to Merchants' Articles of Incorporation, a majority of the Board of Directors may fill any vacancy on the Board.

Certain Business Combinations

         CBOC. CBOC's Articles of Incorporation and Bylaws do not contain any supermajority voting provisions relating to the approval by holders of CBOC Common Stock of Mergers or other business combinations.

         Merchants. Article XI of Merchants' Articles provides that an affirmative vote of eighty percent (80%) of Merchants' outstanding shares is required to approve any Merger or consolidation of Merchants with one or more other corporations or any sale, lease or exchange of all or substantially all of the assets of Merchants. The 80% voting requirement does not apply if a majority of Merchants Directors approve the transaction prior to the mailing of the notice of the meeting of shareholders at which the matter is to be voted on. In that case, the affirmative vote of a majority of the outstanding shares of Merchants Common Stock is required. The foregoing provision may only be amended, modified or repealed by the affirmative vote of not less than eighty percent (80%) of the outstanding shares of Merchants Common Stock unless such amendment or modification has been approved by the Board of Directors. In that case, the affirmative vote of a majority of the outstanding shares of Merchants Common Stock is required.

Resale of Merchants Common Stock Issued Pursuant to the Merger

         The Merchants Common Stock issued pursuant to the Merger will be registered under the Securities Act and be freely tradeable under the Securities Act except for shares issued to any shareholder of CBOC who may be deemed to be an "affiliate" of CBOC for purposes of Rule 145 under the Securities Act. Each affiliate identified by CBOC will enter into an agreement with Merchants providing that such affiliate will be subject to Rule 145(d) of the Securities Act and shall not transfer any Merchants Common Stock received in the Merger except in compliance with the Securities Act. In order to comply with pooling of interests requirements, such persons shall agree to make no disposition of any shares of CBOC Common Stock or Merchants Common Stock (or any interests therein) during the period beginning 30 days before the Effective Time and ending when the financial results for at least 30 days of combined operations of CBOC and Merchants after the Effective Time have been published. This Proxy Statement/Prospectus does not cover resales of Merchants Common Stock received by any person who may be deemed to be an affiliate of CBOC. The foregoing restrictions are expected to apply to the directors and executive officers of CBOC.

Pre-Merger Dividend Policy

         CBOC. Pursuant to the Merger Agreement, except for dividends paid in the ordinary course and consistent with past practice, CBOC is prohibited from declaring or paying any dividend on, or making any other distribution in respect of, its outstanding shares of capital stock without the prior written consent of Merchants.

         Merchants. Merchants expects to continue to declare, until the Effective Time, its regularly scheduled dividends.

Post-Merger Dividend Policy

         It is the current intention of the Board of Directors of Merchants to continue to declare cash dividends on the Merchants Common Stock following the Merger. During the first three quarters of the year 2000, Merchants paid a quarterly dividend of $0.15, $0.20 and $0.15, respectively, in each case per share. It is expected that Merchants will pay a quarterly dividend of $0.15 per share in the fourth quarter of 2000. Shareholders should note that future dividends will be determined by the Merchants Board of Directors in light of the earnings and financial condition of Merchants and its subsidiaries and other factors, including applicable governmental regulations and policies. In that regard, Merchants is a legal entity separate and distinct from its banking and non-banking subsidiaries, and the principal sources of Merchants' income are dividends and fees from such subsidiaries. The payment of dividends by Merchants' banking subsidiaries is subject to certain restrictions under applicable governmental regulations.

Conduct of Business Pending the Merger

         Pursuant to the Merger Agreement, CBOC has agreed to carry on its business, and the business of its subsidiary, in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement, subject to certain covenants and other agreements agreed to by CBOC in the Merger Agreement. See "CERTAIN PROVISIONS OF THE MERGER AGREEMENT - Certain Covenants."

Certain Material Federal Income Tax Consequences

         Merchants and CBOC have received an opinion of Davis & Kuelthau, S.C., Counsel for Merchants that the Merger will qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Code and that each of Merchants and CBOC will be a party to such reorganization within the meaning of Section 368(b) of the Code. Accordingly, CBOC, Merchants and Merger Corp. will recognize no gain or loss for federal income tax purposes as a result of the Merger, and no gain or loss will be recognized by any holder of CBOC Common Stock upon receipt of Merchants Common Stock pursuant to the Merger (except upon the receipt of cash in lieu of fractional shares of Merchants Common Stock). The Internal Revenue Service ("Service") has not been asked to rule upon the tax consequences of the Merger and such request will not be made. The opinion of Davis & Kuelthau, S.C. is based entirely upon the Code, regulations now in effect thereunder, current administrative rulings and practice, and judicial authority, all of which are subject to change. Unlike a ruling from the Service, an opinion of an advisor is not binding on the Service and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more positions reflected herein or that the opinion will be upheld by the courts if challenged by the Service. EACH SHAREHOLDER OF CBOC IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

         Based upon the opinion of Davis & Kuelthau, S.C. which in turn is based upon various representations and subject to various assumptions and qualifications, the following federal income tax consequences to the shareholders of CBOC will result from the Merger:

                  (i) Provided that the Merger of CBOC with and into Merger Corp. qualifies as a statutory Merger under applicable law, the Merger will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and CBOC, Merchants and Merger Corp. will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code for purposes of this reorganization.

                  (ii) No gain or loss will be recognized by the holders of CBOC Common Stock upon the exchange of CBOC Common Stock solely for Merchants Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares of Merchants Common Stock.

                  (iii) A CBOC shareholder's aggregate basis in the Merchants Common Stock received in the Merger will be the same as the aggregate basis of CBOC Common Stock exchanged therefor.


                  (iv) The holding period of the Merchants Common Stock received by a holder of CBOC Common Stock pursuant to the Merger will include the period during which CBOC Common Stock exchanged therefor was held, provided that the CBOC Common Stock surrendered was held as a capital asset as of the time of the Merger.

                  (v) The receipt by a holder of CBOC Common Stock of cash in lieu of a fractional share of Merchants Common Stock will be treated as if he or she received such fractional share from Merchants and then had it redeemed for cash. Such receipt of cash will be treated under
         Section 302(b)(1) of the Code as full payment in exchange for the fractional share.

         The foregoing is only a general description of certain material federal income tax consequences of the Merger for holders of CBOC Common Stock who are citizens or residents of the United States and who hold their shares as capital assets, without regard to the particular facts and circumstances of the tax situation of each holder of the CBOC Common Stock. It does not discuss all of the consequences that may be relevant to holders of CBOC Common Stock entitled to special treatment under the Code (such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations or foreign persons). The summary set forth above does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the Merger Agreement or the Merger itself. No information is provided herein with respect to the application and effect of state, local and foreign tax laws and the possible effects of changes in federal laws or other tax laws.

Anticipated Accounting Treatment

         The business combination resulting from the Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Merchants and CBOC will be carried forward to the combined corporation at their recorded amounts; income of the combined corporation will include income of Merchants and CBOC for the entire fiscal year in which the combination occurs.

         The Merger Agreement provides that a condition to the consummation of the Merger is the receipt of the opinion of the independent public accountants of Merchants to the effect that the Merger qualifies for "pooling of interests" accounting treatment.

Dissenters' Rights

         Under the provisions of Subchapter XIII of the WBCL, a copy of which is attached to this Proxy Statement/Prospectus as Exhibit D and which provisions are incorporated herein by reference, any holder of record or beneficial holder of CBOC Common Stock has the right to dissent from the Merger and demand payment of the "fair value" of his or her shares in cash as determined pursuant to Subchapter XIII of the WBCL ("Dissenters' Rights"). Set forth below is a summary of the procedures relating to the exercise of Dissenters' Rights. This summary does not purport to be a complete statement of the provisions of Subchapter XIII of the WBCL and shareholders wishing to dissent from the Merger are urged to review Exhibit D in its entirety.

         Any shareholder who wishes to assert Dissenters' Rights must deliver a written notice of his or her intent to exercise such right to CBOC, Inc., 500 Cherry Avenue, Oconto Falls, WI 54154, Attention: Mr. Thomas Ebenreiter, President, before the vote on the Merger Agreement is taken at the Special Meeting. A PROXY OR VOTE AGAINST THE MERGER AGREEMENT WILL NOT, BY ITSELF, BE REGARDED AS A WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT FOR PURPOSES OF ASSERTING DISSENTERS' RIGHTS.

         Furthermore, a CBOC shareholder wishing to assert Dissenters' Rights may not vote his or her shares in favor of the Merger.

         A record holder of CBOC Common Stock may assert Dissenters' Rights as to fewer than all shares registered in that shareholder's name only if the holder dissents with respect to all shares beneficially owned by any one person and notifies CBOC in writing of the name and address of each person on whose behalf the shareholder asserts such Dissenters' Rights.

         A beneficial shareholder may assert Dissenters' Rights as to shares held on the shareholder's behalf only if, in addition to meeting the other requirements to dissent, the beneficial shareholder (i) submits to CBOC the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts Dissenters' Rights and (ii) asserts Dissenters' Rights with respect to all shares of which the shareholder is the beneficial shareholder or over which the beneficial shareholder has power to direct the vote.

         If the Merger Agreement is approved by the requisite vote of holders of CBOC Common Stock, CBOC is required to send a notice (the "Dissenters' Notice") to all dissenting shareholders containing payment demand and stock certificate surrender information (the "Payment Demand") within 10 days after such approval. The return date (the "Payment Demand Date") specified by CBOC for receiving the Payment Demand from dissenting shareholders may not be less than thirty (30) nor more than sixty (60) days after the date on which the Dissenters' Notice was first sent. Upon receipt of the Dissenters' Notice, each dissenting shareholder must return his payment demand and Certificate for CBOC Common Stock no later than the Payment Demand Date as provided in the Dissenters' Notice and certify whether he or she acquired beneficial ownership of the shares prior to the first public announcement of the terms of the Merger on August 9, 2000. A Payment Demand may not be withdrawn without CBOC's consent.

         If the Merger is effectuated, Merchants upon such effectuation, will pay each dissenting shareholder who properly complied with the statutory requirements of Subchapter XIII of the WBCL, the amount that Merchants estimates to be the fair value of such dissenting shareholder's shares, plus accrued interest from the Effective Time; provided that, with respect to shares acquired after the first public announcement of the Merger, Merchants may elect to withhold payment until either such shareholder accepts Merchants offer of fair value or a court determines the fair value of such shares.

         If the Merger is not effectuated within sixty (60) days of the Payment Demand Date, CBOC will return all deposited certificates to dissenting shareholders. If the Merger is thereafter effected, CBOC will send a new Dissenters' Notice within ten (10) days of effecting the Merger and repeat the payment demand procedure described above.

         If any dissenting shareholder is dissatisfied with Merchants' determination of "fair value," such dissenting shareholder may notify Merchants in writing of his or her own estimate of the fair value of his or her shares and the amount of interest due. A dissenting shareholder must assert this right within thirty (30) days after Merchants makes or offers payment for his or her shares or the right is waived. Merchants may either accept such dissenting shareholder's estimate of fair value or commence a proceeding in the Wisconsin Circuit Court of Oconto County to determine the fair value of the shares of all dissenting shareholders whose own estimates of fair value are not accepted by Merchants.

         Shareholders of CBOC considering exercising dissenters' rights should bear in mind that the "fair value" to be paid for their CBOC stock is defined under Section 180.1301 of the WBCL as "... the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable."

         In the event any holder of CBOC Common Stock fails to perfect his or her rights to dissent by failing to comply strictly with the applicable statutory requirements of Subchapter XIII of the WBCL, he or she will be bound by the terms of the Merger Agreement and will not be entitled to payment for his or her shares under Subchapter XIII of the WBCL. ANY HOLDER OF CBOC COMMON STOCK WHO WISHES TO OBJECT TO THE TRANSACTION AND DEMAND PAYMENT IN CASH FOR HIS OR HER SHARES SHOULD CONSIDER CONSULTING HIS OR HER OWN LEGAL ADVISOR.

         Because an executed proxy relating to CBOC Common Stock on which no voting direction is given will be voted at the Special Meeting in favor of the Merger, a dissenting shareholder who wishes to have his or her shares of CBOC Common Stock represented by Proxy at the Special Meeting but preserve his or her dissenters' rights must mark his or her proxy either to vote against the Merger or to abstain form voting thereon, in addition to the foregoing requirements.

The Voting Agreement

         Pursuant to the Voting Agreement, attached hereto as Exhibit B, the execution of which was a condition to Merchants entering into the Merger Agreement, the directors of CBOC have agreed to vote their shares (i) in favor of the adoption and approval of the Merger Agreement and the Merger and (ii) against any Competing Transaction. See "CERTAIN PROVISIONS OF THE VOTING AGREEMENT."

         Anti-Takeover Effect of the Voting Agreement. The Voting Agreement may have the effect of discouraging persons who might now or in the future be interested in acquiring all of or a significant interest in CBOC from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for CBOC's Common Stock than the price per share implicit in the exchange ratios described under "Merger Consideration" above.

Other Related Party Transactions

         In the ordinary course of conducting their banking and financial service businesses, each of Merchants, CBOC and their respective subsidiaries, may do business and engage in banking transaction with the other party and its subsidiaries, which may include, but not be limited to, interests or participation in loans and interbank advances.

Management after the Merger

         In the Merger, CBOC will be merged into Merger Corp. and the separate corporate existence of CBOC will cease. Merchants will thereby acquire control of the Bank through Merger Corp.

         The officers and directors of Merger Corp. prior to the Merger will continue as officers and directors of the surviving corporation. The officers and directors of the Bank prior to the Effective Time will continue as officers and directors after the Effective Time until their successors shall have been duly elected and qualified, unless they resign or are removed under the provisions of Bank's Articles of Incorporation or Bylaws.

                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

         The following is a brief summary of certain provisions of the Merger Agreement and Plan of Merger, which are attached as Exhibits A and A-1 to this Proxy Statement/Prospectus and are incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement and Plan of Merger.

The Merger

         The Merger Agreement provides that, following the approval of the Merger Agreement by the shareholders of CBOC and the satisfaction or waiver of the other conditions to the Merger, CBOC will be merged with and into Merger Corp. If the Merger Agreement is approved by the shareholders of CBOC, the Merger will become effective upon the Effective Time.

         At the Effective Time, pursuant to the Merger Agreement, each outstanding share of CBOC Common Stock will be converted into the right to receive the number of shares of Merchants Common Stock as described under "Merger Consideration" above, subject to renegotiation of the exchange ratio if the Daily Average Price (as defined above) of Merchants Common Stock is less than $28.00 or greater than $42.00. See "THE MERGER-Merger Consideration." With regard to the treatment of fractional share interests, see "The Merger - Conversion of Shares; Procedure for Exchange of Certificates; Fractional Shares."

Representations and Warranties

         The Merger Agreement contains customary representations and warranties relating to, among other things, (i) each of Merchants' and CBOC's and their respective subsidiaries' organization and similar corporate matters; (ii) each of Merchants' and CBOC's capital structure; (iii) authorization, execution, delivery, performance and enforceability of the Merger Agreement and other related matters; (iv) documents filed by Merchants with the Commission and with the Federal Reserve Board and state banking authorities and the accuracy of information contained therein; (v) the accuracy of information supplied by each of Merchants and CBOC in connection with the Registration Statement and this Proxy Statement/Prospectus; (vi) compliance with laws including employment and lending laws; (vii) no material pending or threatened litigation except as otherwise disclosed by Merchants and CBOC; (viii) filing of tax returns and payment of taxes; (ix) certain material contracts and contracts relating to certain employment, consulting and benefits matters of CBOC; (x) retirement and other employee plans and matters of CBOC relating to ERISA; (xi) the absence of any burdensome contracts, agreements or restrictions; (xii) the absence of certain material changes or events since December 31, 1999, relating to the incurrence of a material adverse effect in the business operations, properties (including intangible properties), condition (financial or otherwise), assets or liabilities (including contingent liabilities) of Merchants or its subsidiaries, taken as a whole, and CBOC or its subsidiaries, taken as a whole; (xiii) maintenance of books of account and accounting controls, loan documentation and disclosure; (xiv) no action taken that would prevent using the "pooling of interests" method to account for the Merger or which would prevent the Merger from qualifying as a tax-free reorganization under the Code; (xv) certain environmental matters relating to the properties of CBOC; (xvi) good title to the properties of CBOC and its subsidiaries, free of liens except as specified; and (xvii) certain insurance matters.

Certain Covenants

         Pursuant to the Merger Agreement, Merchants and CBOC have each agreed that prior to the Effective Time (and unless the prior written consent of the other shall have been obtained) each of them and their respective subsidiaries will operate their respective businesses in a manner that does not violate any law. In addition, CBOC has agreed that prior to the Effective Time, CBOC will not propose or adopt any amendments to its corporate charter or bylaws in any way materially adverse to Merchants.

         Pursuant to the Merger Agreement, Merchants and CBOC have each agreed that prior to the Effective Time (and unless the prior written consent of Merchants shall have been obtained) CBOC and its subsidiaries will (i) carry on business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable efforts to preserve intact their business organization and assets (and all rights associated therewith), (iii) use reasonable efforts to maintain and keep their properties in good repair and condition, (iv) use reasonable efforts to keep all insurance and bonds in full force and effect, (v) perform in all material respects all obligations under all material contracts, leases and documents relating to or affecting the assets, properties and business of CBOC and its subsidiaries, (vi) purchase and sell securities in accordance with past practices, (vii) maintain as of the date on which all conditions have been met and until the Effective Time, a loan loss reserve of not less than 1.2% of period ending loans, (viii) fully expense on its financial statement all expenses payable as a result of the consummation of the Merger (ix) obtain an independent audit of its financial statements for the year ended December 31, 1999; and (x) comply with and perform in all material respects all obligations and duties imposed by all applicable laws. CBOC has also agreed that prior to the Effective Time (and unless the prior written consent of Merchants shall have been obtained), neither CBOC nor its subsidiaries will: (i) grant any increase in compensation or bonuses (other than as specified in the Merger Agreement) or retirement benefits to any employee or otherwise adopt, enter into, amend or modify any employee benefit plan, or enter into or amend any employment, severance or similar agreement with any director or officer (other than as is consistent with the normal policy of CBOC); (ii) declare or pay any dividend on its outstanding shares of capital stock except in the ordinary course, consistent with past practices; (iii) redeem, purchase or otherwise acquire any shares of CBOC capital stock; (iv) merge or consolidate with or into any other corporation or bank; (v) purchase or otherwise acquire any assets or stock of any corporation, bank or other business; (vi) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of business consistent with past practice; (vii) split, combine or reclassify any of the capital stock of CBOC or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (viii) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of CBOC Common Stock or any rights, warrants or options to acquire, any such shares; (ix) purchase any shares of Merchants Common Stock (except in a fiduciary capacity for the account of its customers;
(x) change any of its methods of accounting, or methods of reporting income or deductions for federal income tax purposes, in effect at December 31, 1999, except as may be required by law or generally accepted accounting principles;
(xi) change any lending, investment, liability management or other material policies concerning the business or operations of CBOC or any subsidiary in any material respect; (xii) organize any new subsidiaries or enter into any new non-bank line of business or make any material changes in its operations; (xiii) take any action which is or is reasonably likely to adversely affect the ability of Merchants or Merger Corp. to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby, adversely affect CBOC's ability to perform its covenants and agreements under the Merger Agreement or result in any of the conditions to the Merger not being satisfied;
(xiv) incur or assume any material obligation or liability, or make any loan (excluding loan renewals of a loan not then classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications by CBOC, the Bank or banking regulators) or investment (excluding U.S. Treasury Securities and municipal loans) in any amount greater than $100,000 for securities or $500,000 for loans; (xv) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person or entity; (xvi) mortgage, license, pledge or grant a security interest in any of its material assets or allow to exist any material lien thereon, except (A) liabilities and obligations incurred in the ordinary course of business consistent with past practices and in amounts not material to CBOC or its subsidiaries taken as a whole, and

(B) as may be required under existing agreements to which CBOC or any subsidiary is a party; (xvii) acquire assets (including equipment)or securities in excess of $25,000 in the aggregate (excluding loans to customer and investments permitted above); (xviii) enter into any other contract or agreement involving annual payments by CBOC or a subsidiary in excess of $20,000; (xix) pay, discharge, or satisfy any debts or claims not in the ordinary course of business and consistent with past practices and in no event with a value in excess of $20,000 individually; (xx) settle any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind, for any amount in excess of $25,000 or in any manner which would restrict in any material respect the operations or business of CBOC or its subsidiaries; (xxi) purchase any new financial product or instrument which involves entering into a contract with a term of six months or longer; or xxii) take any action or fail to take any action which individually or in the aggregate can be expected to have a material adverse effect on CBOC or its subsidiaries, taken as whole.

No Solicitation of Transactions

         The Merger Agreement provides that CBOC and its respective subsidiaries will not initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Competing Transaction or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to take any such action. CBOC must promptly notify Merchants orally and in writing of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters. Notwithstanding the foregoing, the Board of Directors of CBOC is not prohibited from (i) furnishing or permitting any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives to furnish information to any party that requests information as to CBOC if the Board of Directors of CBOC, after consultation with and based upon the written advice of independent legal counsel, determines in good faith that such action is required for the Board of Directors of CBOC to comply with its fiduciary duties to shareholders imposed by law, and if prior to furnishing such information to such party, CBOC receives from such party an executed confidentiality agreement in reasonably customary form.

         For purposes of the Merger Agreement, a "Competing Transaction" shall mean any of the following involving CBOC or any of CBOC's subsidiaries: (i) any Merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of assets in a single transaction or series of transactions, excluding from the calculation of such percentage any such transactions undertaken in the ordinary course of business and consistent with past practice; (iii) any sale of 10% or more of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock); (iv) any tender offer or exchange offer for 10% or more of outstanding shares of capital stock; (v) any solicitation of proxies in opposition to approval by CBOC's shareholders of the Merger; (vi) the filing of an acquisition application (or the giving of acquisition notice) whether in draft or final form under the BHC Act or the Change in Bank Control Act with respect to CBOC or its subsidiaries; (vii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 10% or more of the then outstanding shares of capital stock; or (viii) any public announcement of a proposal, plan or intention to do any of the foregoing.

Conditions to Consummation of the Merger

         The respective obligations of each party to effect the Merger is subject to various conditions which include, in addition to other customary closing conditions, the following: (i) the Merger shall have been approved by the holders of CBOC Common Stock; (ii) the Registration Statement shall have been declared effective by the Commission under the Securities Act (and no stop order suspending the effectiveness of the Registration Statement shall have been issued) and Merchants shall also have received all other federal and state securities permits and authorizations necessary to issue Merchants Common Stock pursuant to the Merger Agreement; (iii) the Merger shall have been approved by the Federal Reserve Board and the DFI, which approvals shall not contain any condition which is not reasonably satisfactory to Merchants or CBOC and any waiting periods with respect to the Merger shall have expired; and (iv) there shall not be any injunction or restraining order preventing the consummation of the Merger in effect.

         In addition, Merchants' or CBOC's respective obligation to effect the Merger is subject to one or more of the following additional conditions (any of which may be waived by such party): (i) the representations and warranties of the other party to the Merger Agreement shall be true and correct in all material respects and the other party shall have performed in all material respects all agreements and covenants required to be performed by it under the Merger Agreement and any agreements entered into in connection therewith, and the other party shall have obtained all material consents and approvals required to consummate the Merger; (ii) there shall not be any pending action, proceeding or investigation before any court or administrative agency or by any government agency or any other person (a) challenging or seeking material damages in connection with the Merger or the conversion of CBOC Common Stock into Merchants Common Stock pursuant to the Merger, or (b) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Merchants or is subsidiaries of all or any portion of the business or assets of CBOC or any of its subsidiaries, which in either case is reasonably likely to have a material adverse effect on either CBOC and its subsidiaries, taken as a whole, or Merchants and its subsidiaries, taken as a whole; (iii) the parties shall have received the opinion of independent counsel to Merchants that the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code (see "The Merger - Certain Material Federal Income Tax Consequences," above); (iv) Merchants shall have received an opinion from Ernst & Young, LLP to the effect that the Merger qualifies for "pooling of interests" accounting treatment; (v) Merchants and CBOC shall have received the opinion of counsel regarding certain issues under the Securities Act and the WBCL; (vi) Merchants shall have received from each affiliate of CBOC a signed letter regarding certain restrictions on the resale of Merchants Common Stock under Rule 145 of the Securities Act; (vii) Merchants shall have received from Ernst & Young LLP "Comfort Letters" dated as of the date of mailing of the Proxy Statement/Prospectus and the Closing Date, covering matters customary in transactions such as the Merger; (viii) Merchants shall have received from the Directors of CBOC the Voting Agreement discussed. See "CERTAIN PROVISIONS OF THE VOTING AGREEMENT." (ix) no material adverse change in the current staff of executive officers of Merchants shall occur prior to the Effective Time.

Termination

         The Merger Agreement may be terminated at any time prior to the Effective Time by the applicable Board of Directors, whether before or after approval of the matters presented in connection with the Merger by the shareholders of CBOC: (i) by mutual consent of Merchants and CBOC; (ii) by either CBOC or Merchants (x) if there has been a breach in any material respect of any representation, warranty, covenant or agreement on the part of CBOC, on the one hand, or Merchants, on the other hand, respectively set forth in the Merger Agreement, or (y) if any representation or warranty of CBOC, on the one hand, or Merchants on the other hand, respectively, shall be discovered to have become untrue in any material respect, in either case which breach or other condition has not been cured within 10 business days following receipt by the non-terminating party of notice of such breach or other condition (provided that he Merger Agreement may not be terminated by the breaching party or party making any representation or warranty which shall have become untrue in any material respect); (iii) by either Merchants or CBOC if any permanent injunction preventing the consummation of the Merger shall have become final and nonappealable; (iv) by either Merchants or CBOC if the Federal Reserve Board or the DFI denied approval of the Merger and neither Merchants nor CBOC has, within thirty (30) days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law; (v) by either Merchants or CBOC if the Merger has not been consummated by December 31, 2000, for a reason other than the failure of the terminating party to comply with its obligations under the Merger Agreement; (vi) by either Merchants or CBOC if the required approval of the shareholders of CBOC has not been obtained;
(vii) by either Merchants or CBOC if applicable conditions have not been satisfied or waived by December 31, 2000; (viii) by either Merchants or CBOC if they are unable to renegotiate the Merger Consideration; if required under
Section 1.06(c)(4) of the Merger Agreement.

         In the event of termination of the Merger Agreement by either CBOC or Merchants, other than as a result of a material breach by the non-terminating party, each party will pay its own expenses and the Merger Agreement will become void and there will be no liability or obligation on the part of Merchants or CBOC other than under certain specified provisions of the Merger Agreement dealing with confidential treatment of non-public information. In the event of termination of the Merger Agreement by a material breach, in addition to other remedies at law or equity for breach, the party to have breached will reimburse the non-breaching parties their expenses under the Merger Agreement.

Amendment and Waiver

         The Merger Agreement may be amended at any time prior to the Effective Time by action taken or authorized by the respective Boards of Directors of Merchants and CBOC (except that after the Merger Agreement shall have been approved by the shareholders of CBOC, no amendment may be entered into which would reduce the amount or change the consideration into which each share of CBOC Common Stock shall be converted upon consummation of the Merger without further shareholder approval). At any time prior to the Effective Time the parties may extend the time for the performance of any of the obligations or other acts of the other party hereto, waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and waive compliance with any of the agreements or conditions contained in the Merger Agreement.

Expenses

         Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expense, except if the Merger Agreement is terminated due to the breach of the Merger Agreement by either party thereto, then, in addition to other remedies at law or equity for breach of the Merger Agreement, the party so found to have breached the Merger Agreement shall indemnify the other party for its respective expenses.

Break-Up Fee

         Provided that Merchants has not breached in any material respect its obligations under the Merger Agreement, CBOC is obligated to pay to Merchants a fee ("Break-Up Fee") equal to $225,000, if (A) the Board of Directors of CBOC
(i) withdraws, modifies or amends its approval or recommendation of the

Merger Agreement; (ii) does not at the appropriate time recommend that the shareholders of CBOC vote in favor of the Merger Agreement or withdraws or modifies such recommendation or (iii) does not include such voting recommendation in the Proxy Statement/Prospectus or (B) CBOC initiates, solicits or encourages or takes any other action to lead to any Competing Transaction see "CERTAIN PROVISIONS OF THE MERGER AGREEMENT - No Solicitation of Transactions."

         Provided that CBOC has not breached in any material respect its obligations under the Merger Agreement, Merchants is obligated to pay to CBOC the Break-Up Fee if the Board of Directors of Merchants withdraws, modifies or amends in any respect its approval of the Merger Agreement.

                   CERTAIN PROVISIONS OF THE VOTING AGREEMENT

         The following is a brief summary of certain provisions of the Voting Agreement, which is attached as Exhibit B to this Proxy Statement/Prospectus and is incorporated herein by reference. The following summary is qualified in its entirety by reference to the Voting Agreement.

         Merchants has entered into the Voting Agreement with Directors of CBOC and related parties ("directors"). The directors hold 30,185 shares representing approximately 37.7% of the total voting power of CBOC Common Stock. The Voting Agreement provides that the directors, in consideration of the substantial expenses incurred by Merchants in connection with the Merger Agreement and as a condition to Merchants entering into the Merger Agreement, shall vote or cause to be voted or express a written consent with respect to all of such director's shares:

                  (a) in favor of adoption and approval of the Merger Agreement and the Merger at every meeting of shareholders of CBOC at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto, and

                  (b) against any other Competing Transaction at every meeting of shareholders of CBOC at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto.

         The Voting Agreement also provides that:

                  (a) Each of the directors agrees that such director will not, nor will such director permit any entity under such director's control, to deposit any of such director's shares in a voting trust or subject any of their shares to any agreement, arrangement or understanding with respect to the voting of such shares inconsistent with the Voting Agreement.

                  (b) During the term of the Voting Agreement, each director agrees not to sell, assign, transfer or dispose (except by means of certain gifts) of such director's shares.

         The Voting Agreement shall terminate upon the earlier of (a) the Effective Time of the Merger and (b) the date on which the Merger Agreement is terminated in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities under the Voting Agreement; provided that termination shall not relieve any party from liability for any breach of the Voting Agreement prior to such termination.

         The Voting Agreement binds the actions of the signatories thereto only in their capacity as shareholders of CBOC, and such shareholders/directors of CBOC were not and could not be contractually bound to abrogate their fiduciary duties as directors of CBOC. Accordingly, while such shareholders/directors are, under the Voting Agreement, contractually bound to vote as a shareholder in favor of the Merger and against a Competing Transaction should one be presented, their fiduciary duties as directors nevertheless require them to act, in their capacity as directors, in the best interests of CBOC when they decided to approve and adopt the Merger Agreement. In addition, such shareholders/directors will continue to be bound by their fiduciary duties as directors of CBOC with respect to any decisions they may take in connection with the Merger or otherwise.

                    CERTAIN INFORMATION CONCERNING MERCHANTS

         Merchants is a registered financial holding company pursuant to the BHC Act. It was incorporated in Wisconsin in 1982 and pursuant to permission from the Federal Reserve Board acquired Lincoln State Bank, Milwaukee, Wisconsin and Franklin State Bank, Franklin, Wisconsin. In 1993 Merchants acquired Lincoln Savings Bank which was renamed Lincoln Community Bank. In 1999, Merchants acquired the Grafton State Bank. The four subsidiary banks operate a total of nineteen facilities in Milwaukee, Waukesha and Ozaukee Counties. In addition, to the four banks, Merchants owns and operates two non-bank subsidiaries, Lincoln Neighborhood Redevelopment Corporation, which was organized to redevelop and rejuvenate certain areas of the City of Milwaukee; and M&M Services, Inc. which provides operational services to the subsidiary banks. Merchants provides advice and specialized services to its bank and nonbank subsidiaries in various areas including auditing, data processing, marketing/advertising, investments, personnel services and other financial services closely related to banking. The respective Boards of Directors and officers of the subsidiaries retain overall control of and responsibility for their organizations.

         As of September 30, 2000, Merchants had consolidated assets of $525 million and the subsidiary banks had deposits of $404 million.

         Merchants, through its subsidiaries, provides a complete range of retail banking services to individuals and small-to-medium-size businesses. These services include checking and savings accounts, NOW, and money market deposit accounts, business loans, personal loans, residential and condominium mortgage loans, loans for education, MasterCard, VISA and other consumer-oriented financial services, including IRA and Keogh accounts, safe deposit and night depository facilities. Automated teller machines, which provide 24 hour banking services to customers of Merchants have been installed in many locations in the Merchants service areas. Among the services designed specifically to meet the needs of small-and medium-size businesses are various types of specialized financing, cash management services and transfer/collection facilities.

         The Merchants subsidiaries provide lending, depository and related financial services to commercial, industrial, financial and governmental customers. In the lending area, these include term loans, revolving credit arrangements, letters of credit, inventory and accounts receivable financing and real estate construction lending.

         Additional emphasis is given to non-credit services for commercial customers, such as advice and assistance in the placement of securities, corporate cash management and financial planning. Merchants subsidiaries make available check clearing, safekeeping, loan participation, lines of credit, portfolio analyses, data processing and other services.

         Grafton State Bank provides certain mortgage banking services including the origination, underwriting, closing, and the temporary warehousing of mortgage loans and the sale of loans to investors. The primary focus is on one-to-four-family residential and multi-family properties, all of which mortgage loans are saleable into the secondary mortgage market.

         Merchants and the Merchants subsidiaries are not dependent upon a single or a few customers, the loss of which would have a material adverse effect on Merchants. No material portion of Merchants or Merchants subsidiaries' business is seasonal.

         At September 30, 2000, Merchants and its subsidiaries, as a group, employed 172 full-time and 81 part-time employees.

                       CERTAIN INFORMATION CONCERNING CBOC

         CBOC is a bank holding company incorporated under the laws of the State of Wisconsin with its principal office in Oconto Falls, Wisconsin. CBOC owns all the issued and outstanding stock of the Bank, a Wisconsin banking corporation. As of September 30, 2000, CBOC had total assets of approximately $62 million and the Bank had deposits of approximately $55 million.

         The Bank is a full-service bank serving the banking needs of Oconto County and the eastern portion of Shawano County which is included in the Gillett School District. The Bank provides commercial banking services and products, including savings and demand deposits, real estate, commercial and consumer loans, collection and safe deposit services and other services tailored to meet the needs of the individual and business customer.

         The Bank owns its main banking premises located at 500 Cherry Avenue, Oconto Falls, Wisconsin. The Bank operates an additional branch facility at 202 East Main Street in the community of Gillett, Wisconsin (the "Gillett Branch"). The Gillett Branch operates 3 inside teller stations and 1 drive-up window.

         CBOC and the Bank are not dependent upon a single or a few customers, the loss of which would have a material adverse effect on CBOC or the Bank. No material portion of CBOC's or the Bank's business is seasonal.

         At September 30, 2000, CBOC and the Bank employed approximately 17 full-time and 13 part-time employees.

OWNERSHIP OF CBOC COMMON STOCK

         The following table sets forth information regarding the beneficial ownership of CBOC Common Stock as of the Record Date by each director, certain executive officers, all directors and executive officers of CBOC as a group and each person who is known by CBOC to be the beneficial owner of more than 5% of CBOC Common Stock. Directors and executive officers are deemed to own all shares of CBOC Common Stock which may be owned in joint tenancy, but a spouse, in the names of minor children or in revocable trusts for which the individual has voting and investment power. The address for each of the directors is the executive offices of CBOC.

           NAME OF                                NUMBER OF              PERCENT OF
       BENEFICIAL OWNER                             SHARES                 CLASS
Don E. Baker                                           50                      .1%

Donald Bartels                                      1,200                     1.5%

Thomas C. Ebenreiter                                4,420                     5.5%

Rodney T. Goodell                                   8,000                    10.0%

Dale Halla (held by Hohako &                        1,675                     2.1%
Co. FBO Dale Halla)

Michael T. Judge                                      150                      .2%

Richard Pamperin                                    4,074                     5.1%

Donald Peterson                                     1,840                     2.3%

James Sharpe                                        1,400                     1.8%

Michael M. Staszak (3,961
shares held by Oconto Falls
Insurance Center)                                   5,511                     6.9%

Everett Yoap                                        3,540                     4.4%

All Directors and executive
officers as a group (11 persons)                   31,860                    39.8%

Thomas E. Rogers Marital Trust
c/o Peter T. Rogers, Trustee
P. O. Box 497
Marion, WI 54950-0497                               4,000                     5.0%

Provided below is information regarding the three (3) directors of CBOC who will be elected to the Board of Directors of Merchants after consummation of the
Merger:

NAME                    AGE     PRINCIPAL OCCUPATION

Thomas Ebenreiter       73      Banker, Director, President and CEO of Bank
                                since November 14, 1989; Director, President and CEO of CBOC since October 14, 1991.

Michael Judge           53      Attorney; Director of Bank since September
                                13, 1994; Director of CBOC since November
                                8, 1994.

Richard Pamperin        59      Banker, Director and Vice President of Bank
                                since November 14, 1989; Director of CBOC since October 14, 1991; Director and
                                President of Premier Community Bank,
                                Marion, Wisconsin, since December 4, 1978;
                                President and Director of MSB
                                Bancorporation, Marion, Wisconsin, since
                                August 24, 1984.  Director of Capital
                                Bancshares, Green Bay, Wisconsin, since
                                January 18, 1994.


                                     EXPERTS

         The consolidated financial statements of Merchants incorporated by reference in Merchants and Manufacturers Bancorporation, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1999, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon incorporated by reference and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of CBOC as of December 31, 1999, and for the year then ended have been included in this Proxy
Statement/Prospectus and in the registration statement in reliance upon the report of Ernst & Young, LLP, independent auditors given on the authority of said firm as experts in accounting and auditing.

         Merchants has retained Davis & Kuelthau, S.C. to render an opinion on the federal income tax consequences of the Merger and in connection therewith, Davis & Kuelthau, S.C. has reviewed the discussion herein entitled "THE MERGER - Certain Material Federal Income Tax Consequences." Such opinion has been included in the registration statement in reliance upon the authority of said firm as experts in tax matters.

                                 LEGAL OPINIONS

         The validity of the shares issued in connection with the Merger will be passed upon for Merchants by Davis & Kuelthau, S.C., Milwaukee, Wisconsin. Certain other legal matters in connection with the Merger will be passed upon for Merchants by Davis & Kuelthau, S.C. and for CBOC by Boardman, Suhr, Curry & Field, LLP, Madison, Wisconsin.

                          FUTURE SHAREHOLDER PROPOSALS

         If the Merger is consummated, shareholders of CBOC will become shareholders of Merchants. Pursuant to Rule 14a-(8) promulgated under the Securities Exchange Act of 1934, Merchants shareholders may present proper proposals for inclusion in Merchants proxy statement for consideration at the next annual meeting of its shareholders by submitting their proposals to Merchants in a timely manner. Shareholders of CBOC who become shareholders of Merchants may present proposals for inclusion in Merchants' proxy statement for its year 2001 Annual Meeting as the 2000 Annual Meeting of Merchants has been held.

                       WHERE YOU CAN FIND MORE INFORMATION

         Merchants is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is http://www.sec.gov.

         This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and exhibits thereto (the "Registration Statement") covering the securities offered hereby which Merchants has filed with the Commission, certain portions of which have been omitted pursuant to the rules and regulations of the Commission, and to which portions reference is hereby made for further information with respect to Merchants and the securities offered hereby. The Registration Statement is available for inspection and copying as set forth above. Statements contained in this Proxy Statement/ Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

         All information concerning Merchants included in this Proxy Statement/Prospectus has been furnished by Merchants, and all information concerning CBOC included in this Proxy Statement/Prospectus has been furnished by CBOC.

         No person is authorized to give any information or make any representation not contained in this Proxy Statement/Prospectus and, if given or made, the information or representation should not be relied upon as having been authorized by Merchants or CBOC. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to purchase the securities offered hereby, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make such offer or solicitation of an offer or proxy in such jurisdiction. Neither the delivery of this Proxy Statement/ Prospectus nor any distribution of the securities to which this Proxy Statement/Prospectus relates shall, under any circumstances, create any implication that there has been no change in the affairs of Merchants or CBOC since the date of this Proxy Statement/Prospectus.

         The Commission allows us to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that we can disclose information to you by referring you to another document filed separately with the Commission. The information that we incorporate by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information contained in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents listed below that Merchants has previously filed with the Commission. Those documents contain important information about Merchants and its financial condition.

         a) Merchants' Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as amended.

         b) Merchants' Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

         c) Merchants' Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

         d) Merchants' Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

         e) Merchants Notice of Annual Meeting and Proxy Statement dated May 5, 2000.

         f) Merchants' Current Report on Form 8-K filed on January 14, 2000, as amended on March 31, 2000.

         Merchants is also incorporating by reference all additional documents that it will file with the Commission between the date of this Proxy Statement/Prospectus and the date of the Special Meeting of the shareholders of CBOC.

         Documents which Merchants incorporates by reference are available from Merchants without charge, excluding all exhibits unless Merchants has specifically incorporated by reference an exhibit in this Proxy
Statement/Prospectus. Shareholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from Merchants at the following address:

                Merchants and Manufacturers Bancorporation, Inc.
                           14100 West National Avenue
                              New Berlin, WI 53151
               Attention: Michael J. Murry, Chairman of the Board
                             Telephone (262)827-6700

         If you would like to request documents from Merchants, please do so by January 2, 2001, to receive them before the Special Meeting.

                           FORWARD-LOOKING STATEMENTS

         Cautionary Statement for Purposes of the Private Litigation Reform Act of 1995.

         This Proxy Statement/Prospectus (including information incorporated by reference herein), information included in, or incorporated by reference from future filings by Merchants with the Commission, and information contained in written material, press releases and oral statements issued or made by or on behalf of Merchants or CBOC contain, or may contain, certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, including statements concerning plans, objectives and future events or performance, and other statements which are other than statements of historical fact. Forward-looking statements include information concerning possible or assumed future results of operations of Merchants and CBOC set forth under "THE MERGER-Reasons for the Merger" and "THE MERGER-Opinion of CBOC Financial Advisor" and those preceded by, followed by or that include the words "believes," "expects," "anticipates," "may," "will," "should," "intend," "estimate," "potential" or similar expressions. For those statements, Merchants and CBOC claim the protection of the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. It should be understood that the following important factors, in addition to those discussed elsewhere in this document and in the documents incorporated by reference, could affect the future results of Merchants and CBOC, and could cause those results to differ materially from those expressed in such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: (i) failure to fully realize or to realize within the expected time frame expected cost savings from the Merger; (ii) lower than expected income or revenues following the Merger, or higher than expected operating costs; (iii) a significant increase in competitive pressure in the banking and financial services industry; (iv) business disruption related to the Merger (both before and after completion); (v) greater than expected costs or difficulties related to the integration of the management of Merchants and CBOC;
(vi) litigation costs and delays caused by litigation; (vii) higher than anticipated costs in completing the Merger; (viii) unanticipated regulatory delays or constraints or changes in the proposed transaction required by regulatory authorities; (ix) reduction in interest margins due to changes in the interest rate environment; (x) poorer than expected general economic conditions, including acquisition and growth opportunities, either nationally or in the states in which the combined company will be doing business; (xi) legislation or regulatory changes which adversely affect the businesses in which the combined company would be engaged; and (xii) other unanticipated occurrences which may delay the consummation of the Merger, increase the costs related to the Merger or decrease the expected financial benefits of the Merger. Except as may be required under federal law, we undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur. In addition, our past results of operations do not necessarily indicate our future results.

                                    EXHIBIT E

                            CBOC, INC. AND SUBSIDIARY

          MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

                             SELECTED FINANCIAL DATA
               (AMOUNTS IN THOUSANDS EXCEPT SHARE AND RATIO DATA)

                                                     As of and for the
                                                     nine-months ended                     As of and for the year ended
                                                       September 30,                               December 31,
                                             --------------------------------------------------------------------------------------
                                                  2000              1999             1999              1998             1997
                                             ---------------- ---------------------------------------------------------------------
                                                        (Unaudited)                                (Unaudited)       (Unaudited)
Income statement data:
  Interest income                                    $ 3,076           $ 2,792          $ 3,777           $ 3,616          $ 3,355
  Interest expense                                     1,660             1,383            1,864             1,861            1,661
                                             --------------------------------------------------------------------------------------
    Net interest income                                1,416             1,409            1,913             1,755            1,694
  Provision for loan losses                               27                 9               18                34               29
  Other income                                           284               236              317               382              326
  Other expense                                        1,048               999            1,327             1,274            1,197
                                             --------------------------------------------------------------------------------------
    Income before income taxes                           625               637              885               829              794
  Income tax expense                                     151               157              224               198              229
                                             --------------------------------------------------------------------------------------
    Net income                                         $ 474             $ 480            $ 661             $ 631            $ 565
                                             ======================================================================================

Per common share data:
  Net income per share
    Basic                                              $5.93             $6.00            $8.26             $7.89            $7.06
    Diluted                                             5.93              6.00             8.26              7.89             7.06
  Weighted average shares outstanding
    Basic                                             80,000            80,000           80,000            80,000           80,000
    Diluted                                           80,000            80,000           80,000            80,000           80,000
Cash dividends per share                               $3.00             $3.00            $3.00             $2.50            $2.00
Balance sheet data:
  Total assets                                      $ 61,718          $ 54,504         $ 58,885          $ 53,316         $ 48,906
  Loans                                               36,467            32,497           32,564            32,292           28,968
  Allowance for loan losses                              492               459              465               468              435
  Total deposits                                      55,439            48,652           52,892            47,740           43,607
  Stockholders' equity                                 5,593             5,163            5,309             5,144            4,663

                         CHANGES IN FINANCIAL CONDITION

Total Company assets at year-end 1999 were $58.9 million. During 1999, assets increased by $5.6 million or 10.4% from December 31, 1998. The majority of this increase was in investment securities, which increased by $6.5 million or 51.6% to $19.2 million. The investment security growth experienced was primarily due to purchases of US Agency securities which offer variable rates and the guarantee of the US Government. The purchases of these securities were funded by retail deposit growth.

Total loans increased $272,000 or 0.84% from December 31, 1998 to December 31, 1999. The majority of the increase in loan balances were in residential and commercial loans located in the Company's primary market area.

Total deposits increased from $47.7 million at December 31, 1998 to $52.9 million at December 31, 1999, an increase of $5.2 million, or 10.8%. All of the deposit growth occurred within the Company's primary market area. The majority of the deposit increase was in additional time deposits as well as savings and money market accounts.

Stockholders' equity increased by $165,000 million or 3.2% in 1999. This increase resulted from Company net income of $661,000. The increase was partially offset by a $240,000 dividend paid to shareholders during the period and a $256,000 reduction in the value of securities available-for-sale.

During the period from December 31, 1999 to September 30, 2000 total assets increased $2.8 million or 4.8%, from $58.9 million to $61.7 million; the majority of the increase was in loans, which increased $3.9 million and investment securities which increased $2.0 million.

Total deposits also increased by $2.5 million the period from December 31, 1999 to September 30, 2000. The majority of the increase can be attributed to the growth in money market accounts and certificates of deposit.

Stockholders' equity increased $284,000 from December 31, 1999 to September 30, 2000. The increase resulted from $474,000 of net income and the increase in the market value of securities categorized as available-for-sale. These increases were partially offset by a $240,000 dividend paid to shareholders during the period

                          RESULTS OF OPERATIONS FOR THE
             NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED WITH THE
                      NINE MONTHS ENDED SEPTEMBER 30, 1999

Net income for the nine-month period ended September 30, 2000 was $474,000 compared to $480,000 for the nine months ended September 30, 1999, a decrease of $6,000 or 1.3%. Basic and diluted net income per share was $5.93 and $6.00 for the nine-month periods ended September 30, 2000 and 1999, respectively.

Net interest income remained unchanged during the period. A decreased net interest margin from 3.77% for the nine-month period ending September 30, 1999 to 3.65% for the nine-month period ended September 30, 2000 was offset by a $1.9 million increase in average earning assets during the period.

The balance in the allowance for loan losses is based on management's evaluation of the loan portfolio. Management determines the adequacy of the allowance for loan losses based on past loan loss experience, current economic conditions, composition of the loan portfolio, and the potential for future loss. During the nine month period ended September 30, 2000, there was $18,000 less in net charge-offs compared with the same period in 1999. Due to increases in the loan portfolio the provision for loan losses grew by $18,000 for the nine-month period ended September 30, 2000. Management believes the allowance is adequate to absorb any current or future losses in the loan portfolio.

Other income increased by $48,000, or 20.3% for the first nine months of 2000 compared to the first nine months of 1999. This change was due to increases in service charges on deposit accounts and increased comissions on credit life insurance.

Operating expenses increased from $999,000 to $1.0 million, an increase of $49,000, or 4.9% for the first nine months of 2000 compared to the same period in 1999. Reductions in occupancy expense and other expenses were offset by a $47,000 increase in salary and related benefit costs.

Income tax expense decreased by $6,000 in the first nine months of 2000 compared with the same period in 1999 due to a decrease in the before tax income.

                          RESULTS OF OPERATIONS FOR THE
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

Net income in 1999 totaled $661,000 or an increase of $30,000 or 4.8% over the $631,000 earned in 1998. Net income in 1998 was $66,000 or 11.7% over the 1997 level of $565,000. On a per share basis, basic and diluted net income was $8.26, $7.89 and $7.06 for 1999, 1998 and 1997, respectively. The growth in net income was due largely to the growth in assets of the Company's subsidiary bank, increased fee income, and improved operating efficiencies. At December 31, 1999, 1998 and 1997, the total assets per employee were approximately $2.8 million, $2.5 million and $2.4 million, respectively.

Net interest income increased $158,000, or 9.0% to $1.9 million in 1999 compared to $1.8 million in 1998. The 1998 total represented an increase of $61,000, or 3.6% compared to 1997. The net interest margin for 1999 was 3.65% compared with 3.58% in 1998 and 3.88% in 1997. The margin has remained relatively constant even though competitive pressures and reduced market interest rates have produced lower loan rates as well as higher costs of retaining deposits. As the yield on earnings assets has declined from 8.10% in 1997, 7.81% in 1998 and 7.48% in 1999, the cost of funding those earning assets has decreased as well from 4.22% in 1997, 4.23% in 1998 and 3.83% in 1999. The level of earning assets increased by $4.8 million from 1997 to 1998 and by $4.2 million from 1998 to 1999.

The provision for loan losses was $18,000 for 1999, representing a decrease of $16,000 or 47.0% over the $34,000 of loss provision charged to operations in 1998. The 1998 provision was $5,000 more than the $29,000 provision incurred in 1997. The increase in the 1998 provision was principally a result of higher charge-offs recorded in the period. Due to the increase in loans outstanding, the percentage of the allowance for loan losses to total gross loans outstanding decreased from 1.57% to 1.53% from 1997 to 1998 and from 1.53% to 1.49% from 1998 to 1999. Even though the percentage of the loan loss allowance ratio has been declining management believes the allowance is adequate to absorb any current or future losses in the loan portfolio.

Other income consists primarily of deposit account service charges, gains on sales of loans and related fee income. Other income decreased by $65,000 or 17.0% in 1999 compared to 1998 and increased by $56,000 or 17.2% in 1998 compared to 1997. The decrease in 1999 other income can be attributed to a reduction in secondary market loan fees.

Other expenses increased $53,000 or 4.2% in 1999 compared to a $77,000 or 6.4% increase in 1998 over 1997 levels. Salary and related benefit expenses increased by $18,000 or 2.3% in 1999 due to normal pay increases and higher benefit costs. Similarly, salary and benefits increased by $42,000 or 5.8% from 1997 to 1998. Occupancy expense decreased $2,000 in 1999 compared to 1998 and increased by $24,000 or 19.5% in 1998 due partly to additional depreciation associated with fixed asset expenditures, higher maintenance costs and increased real estate taxes.

Income tax expense increased by $26,000 or 13.1% from 1998 to 1999 while income taxes decreased from 1997 to 1998 by $31,000 or 13.5%. The decline in 1998 income taxes can be attributed to the increased balance of tax-exempt securities. Income before taxes increased each year, from $794,000 in 1997 to $829,000 in 1998 and to $885,000 in 1999. The effective income tax rate was 25.3%, 23.9% and 28.8% for 1999, 1998 and 1997, respectively.

                         LIQUIDITY AND CAPITAL RESOURCES

The concept of liquidity comprises the ability of an enterprise to maintain sufficient cash flow to meet its needs and obligations on a timely basis. Bank liquidity must be considered in terms of the nature and mix of the institution's sources and uses of funds. Bank liquidity is provided from several asset categories. The asset side of the balance sheet provides liquidity through maturities of investment securities and repayment and pay-offs of loans. Cash and amounts due from correspondent banks, interest bearing deposits in banks, investment securities available for sale and Federal Funds sold are primarily sources of asset liquidity. At December 31, 1999, these categories totaled approximately $26.2 million; these categories totaled approximately $25.3 million at September 30, 2000. The Company has no significant plans for major capital expenditures in 2000.

Management believes that, in the current economic environment, the Bank's liquidity position is adequate. There are no known trends, nor any known demands, commitments, events or uncertainties that will result or are reasonably likely to result in a material increase or decrease in the Bank's liquidity.

                              EFFECTS OF INFLATION

The Company's consolidated financial statements and notes thereto have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

                         REGULATORY CAPITAL REQUIREMENTS

The Federal Reserve Board, the Company's primary regulator, has adopted risk-based capital regulations, which require the Company to maintain a risk-based capital/ratio of at least 8.0%. The Company's capital ratios and those of the Bank exceed the minimum ratios required by their respective regulators. The FDIC and the State of Wisconsin Department of Financial Institutions examine and regulate the Bank.

Management is not aware of any pending regulatory requirements or recommendations that, if enacted, would have a material adverse impact on the Company's capital, liquidity, or results of operations.

ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

For each period ended shown, the allowance for loan losses has been allocated to the following categories in amounts deemed reasonably necessary to provide for the possibility of losses being incurred within each category of loans at the dates indicated.

                                             December 31, 1999          December 31, 1998         December 31, 1997
                                                                           (Unaudited)               (Unaudited)
                                                        Percent of                 Percent of                Percent of
                                                         loans in                   loans in                  loans in
                                           Allowance       each       Allowance       each       Allowance      each
                                           for loan    category to    for loan    category to    for loan   category to
Balance at end of period applicable to:      losses    total loans     losses     total loans     losses    total loans
------------------------------------------------------------------------------------------------------------------------
                                                                     (Dollars in thousands)
Commercial  and  commercial  real estate
    loans                                        $146        31.4%          $114        24.4%          $86        19.8%
Real estate - mortgage                            229        49.2            272        58.1           278        64.0
Installment and other loans                        90        19.4             82        17.5            71        16.2
                                          ----------------------------------------------------------------- ------------
                                                 $465       100.0%          $468       100.0%         $435       100.0%
                                          ==============================================================================

SUMMARY OF LOAN LOSS EXPERIENCE

                                                                       As of and for the year ended December 31,
                                                                                          1998               1997
                                                                      1999             Unaudited           Unaudited
                                                                ---------------------------------------------------------
                                                                                 (Dollars in thousands)
Loan balance at year end                                                  $32,564             $32,292            $28,968
                                                                ---------------------------------------------------------
Balance of allowance for loan losses at beginning of period                   468                 435                405
Loans charged off:
    Commercial loans                                                           --                  --                 --
    Real estate - mortgage loans                                                8                  --                 --
    Installments and other loans                                               15                   2                  4
                                                                ---------------------------------------------------------
Total loans charged off                                                        23                   2                  4
Recoveries of loans previously charged off:
    Commercial loans                                                           --                  --                 --
    Real estate - mortgage loans                                               --                  --                 --
    Installments and other loans                                                2                   1                  4
                                                                ---------------------------------------------------------
Total recoveries                                                                2                   1                  4
Net loans charged off                                                          21                   1                 --
Additions to allowance for loan losses charged to operating
    expense                                                                    18                  34                 30
                                                                ---------------------------------------------------------
Balance of allowance for loan losses at end of period                        $465                $468               $435
                                                                =========================================================
Ratios:
Net charge-offs to loans outstanding at period end                          0.06%               0.00%              0.01%
Net charge-offs to total allowance                                          4.52%               0.21%              0.92%
Allowance to year end gross loans outstanding                               1.43%               1.45%              1.50%

LOAN COMPOSITION

The following table summarizes the loan composition at the end of each period.

                                                December 31,
                                           1999              1998
                                                          Unaudited
                                      ----------------------------------
                                           (Dollars in thousands)
Commercial                                    $10,886            $9,776
Agricultural production                         3,766             3,418
First mortgage
  Residential                                   7,577             7,865
  Commercial and multi-family                   3,615             4,440
  Construction                                    264               906
  Farmland                                      2,301             2,152
                                      ----------------------------------
Total first mortgage                           13,757            15,363

Installment and consumer                        3,758             3,215
Other loans                                       397               520
                                      ----------------------------------
                                               32,564            32,292
Less: allowance for loan losses                   465               468
                                      ----------------------------------
Loans, net                                    $32,099           $31,824
                                      ==================================

LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES AS OF DECEMBER 31, 1999

                                                         Loan maturities (Dollars in thousands)
                                                                After 1
                                                               through 5
                                           1 Year or less        years         After 5 years         Total
                                          ---------------------------------------------------------------------
Commercial real estate                              $1,772           $1,843                $0           $3,615
Commercial                                           6,267            4,381               238           10,886
                                          ---------------------------------------------------------------------
     Total                                          $8,039           $6,224              $238          $14,501
                                          =====================================================================
Amount over one year with:
                                                                                               ----------------
     Fixed rates                                                                                        $6,461
                                                                                               ================
     Floating or adjustable rates                                                                           $0
                                                                                               ================

PAST DUE AND NONPERFORMING LOANS

The following table reflects as of the period ended the aggregate amounts of loans past due and nonperforming.

                                                                      December 31,
                                                        1999              1998             1997
                                                                       Unaudited         Unaudited
                                                   ---------------------------------------------------
                                                                 (Dollars in thousands)
Nonaccrual loans                                               $--               $55             $---
Loans contractually past due over 90 days                       --                 2                1
Restructured loans                                              --                --               --
                                                   ---------------------------------------------------
     Total                                                     $--               $57               $1
                                                   ===================================================

If interest on the nonaccrual loans had been accrued, such income would have approximated $0, $3,000 and $0 for the years ended December 31, 1999, 1998 and 1997.

Loans are normally placed on non-accrual status when they become contractually past due 90 days or more as to interest or principal payments. Previously accrued and uncollected interest on such loans is reversed, and income is recorded only to the extent that interest payments are substantially received in cash and a determination has been made that the principal balance of the loan is collectible. If collectibility of the principal is in doubt, payments received are applied to loan principal. At December 31, 1999, 1998 and 1997 there were no loans outstanding which were considered to be impaired, as defined in the Statement of Accounting Standards No. 114 and 118.

CONSOLIDATED FINANCIAL STATEMENTS

CBOC, Inc. and Subsidiary
Nine months ended September 30, 2000 (unaudited) and year ended December 31,
1999

                            CBOC, Inc. and Subsidiary

                        Consolidated Financial Statements

              Nine months ended September 30, 2000 (unaudited) and
                          year ended December 31, 1999




                                    CONTENTS

Report of Independent Auditors ..........................................................................1

Consolidated Financial Statements

Consolidated Statements of Financial Condition ..........................................................2
Consolidated Statements of Income .......................................................................3
Consolidated Statements of Stockholders' Equity .........................................................4
Consolidated Statements of Cash Flows ...................................................................5
Notes to Consolidated Financial Statements ..............................................................6

                         Report of Independent Auditors

The Board of Directors and Stockholders
CBOC, Inc. and Subsidiary

We have audited the accompanying consolidated statements of financial condition of CBOC, Inc. and Subsidiary (the Corporation) as of December 31, 1999, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CBOC, Inc. and Subsidiary at December 31, 1999, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.




By:   /s/ Ernst & Young LLP          .
   -----------------------------------
Ernst & Young LLP



August 18, 2000
Milwaukee, Wisconsin

                            CBOC, Inc. and Subsidiary

                 Consolidated Statements of Financial Condition


                                                                         SEPTEMBER 30      DECEMBER 31
                                                                             2000              1999
                                                                          (Unaudited)
                                                                       ------------------------------------
                                                                             (Dollars In Thousands)
ASSETS
Cash and due from banks                                                      $  2,255         $  3,631
Interest-bearing deposits at other banks                                            -              100
Federal funds sold                                                              1,850            3,247
                                                                       ------------------------------------
Cash and cash equivalents                                                       4,105            6,978

Investment securities available-for-sale at fair value                         19,634           17,868
Loans receivable, net                                                          35,975           32,099
Premises and equipment                                                            988            1,041
FHLB stock                                                                        166              160
Other assets                                                                      850              739
                                                                       ------------------------------------
Total assets                                                                  $61,718          $58,885
                                                                       ====================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Deposits                                                                   $55,439          $52,892
   Borrowings                                                                     376              381
   Accrued expenses and other liabilities                                         310              303
                                                                       ------------------------------------
Total liabilities                                                              56,125           53,576

Stockholders' equity:
   Common stock $1.00 par value; 250,000 shares authorized;
     80,000 shares issued; 80,000 shares outstanding                               80               80
   Additional paid-in capital                                                   1,975            1,975
   Net unrealized loss on securities available-for-sale                           (81)            (132)
   Retained earnings                                                            3,619            3,386
                                                                       ------------------------------------
Total stockholders' equity                                                      5,593            5,309
                                                                       ------------------------------------
Total liabilities and stockholders' equity                                    $61,718          $58,885
                                                                       ====================================

See accompanying notes.

                            CBOC, Inc. and Subsidiary

                        Consolidated Statements of Income


                                                                    NINE MONTHS ENDED            YEAR ENDED
                                                                      SEPTEMBER 30              DECEMBER 31
                                                                2000              1999             1999
                                                          ----------------------------------------------------
                                                                      (Unaudited)
                                                                (Dollars In Thousands,
                                                               Except Per Share Amounts)
Interest income:
   Loans, including fees                                         $2,295           $2,064            $2,782
   Investment securities:
     Taxable                                                        449              293               320
     Exempt from federal income taxes                               265              249               453
   Other                                                             67              186               222
                                                          ----------------------------------------------------
Total interest income                                             3,076            2,792             3,777

Interest expense:
   Deposits                                                       1,632            1,377             1,855
   Borrowings                                                        28                6                 9
                                                          ----------------------------------------------------
Total interest expense                                            1,660            1,383             1,864

Net interest income                                               1,416            1,409             1,913
Provision for loan losses                                            27                9                18
                                                          ----------------------------------------------------
Net interest income after provision for loan losses               1,389            1,400             1,895

Non-interest income:
   Service charges on deposits                                       99               57                77
   Service charges on loans                                          53               67                95
   Other                                                            132              112               145
                                                          ----------------------------------------------------
                                                                    284              236               317
Non-interest expenses:
   Salaries and employee benefits                                   631              584               787
   Premises and equipment                                           117              119               149
   Data processing fees                                              96               91               122
   Other                                                            204              205               269
                                                          ----------------------------------------------------
                                                                  1,048              999             1,327

Income before income taxes                                          625              637               885
Income taxes                                                        151              157               224
                                                          ----------------------------------------------------
Net income                                                      $   474          $   480           $   661
                                                          ====================================================
Basic earnings per share                                        $  5.93          $  6.00           $  8.26
                                                          ====================================================
Dividends per share                                             $  3.00          $  3.00           $  3.00
                                                          ====================================================

See accompanying notes.

                            CBOC, Inc. and Subsidiary

                 Consolidated Statements of Stockholders' Equity


                                                               Common
                                                               Stock       Unrealized
                                                                and        Gain (Loss)
                                                             Additional   on Securities
                                                              Paid-in     Available-for-        Retained
                                                              Capital          Sale             Earnings               Total
                                                          ------------------------------------------------------------------------
                                                                           (In Thousands, Except Per Share Amounts)

Balance at December 31, 1998                                  $2,055          $ 124              $2,965               $5,144
   Comprehensive income:
     Net income                                                    -              -                 661                  661
     Other comprehensive income -
       Change in unrealized loss on securities
         available-for-sale, net of deferred income
         taxes of $170                                             -           (256)                  -                 (256)
                                                                                                                   ---------------
   Total comprehensive income                                                                                            405
   Cash dividends declared - $3.00 per share                       -              -                (240)                (240)
                                                          ------------------------------------------------------------------------
Balance at December 31, 1999                                   2,055           (132)              3,386                5,309
   Comprehensive income (unaudited):
     Net income                                                    -              -                 474                  474
     Other comprehensive income -
       Change in unrealized loss on securities
         available-for-sale, net of deferred income
         taxes of $54                                              -             51                   -                   51
                                                                                                                   ---------------
   Total comprehensive income                                                                                            525
   Cash dividends declared - $3.00 per share (unaudited)           -              -                (240)                (240)
                                                          ------------------------------------------------------------------------
Balance at September 30, 2000 (unaudited)                     $2,055           $(81)             $3,619               $5,593
                                                          ========================================================================


See accompanying notes.

                            CBOC, Inc. and Subsidiary

                      Consolidated Statements of Cash Flows


                                                                          SEPTEMBER 30              DECEMBER 31
                                                                        2000           1999            1999
                                                                            (Unaudited)
                                                               ----------------------------------------------------
                                                                          (In Thousands)
OPERATING ACTIVITIES
Net income                                                             $  474           $   480         $   661
Adjustments to reconcile net income to cash provided
   by operating activities:
     Provision for loan losses                                             27                 9              18
     Provision for depreciation                                            65                63              77
     Benefit for deferred taxes                                             -               (13)            (13)
     Net amortization of investment securities premiums
       and discounts                                                        1                 1              10
     Net gain on sale of loans                                            (23)              (42)            (56)
     Mortgage loans originated for sale                                (1,922)           (4,269)         (5,382)
     Proceeds from mortgage loans sold                                  2,166             4,411           5,316
     Increase in accrued interest receivable                              (69)             (104)           (130)
     Increase in accrued interest payable                                  36                20               6
     Other                                                                  1               (68)             19
                                                               ----------------------------------------------------
Net cash provided by operating activities                                 756               488             526

INVESTING ACTIVITIES
Purchases of securities available-for-sale                             (5,195)          (13,593)        (16,188)
Proceeds from redemption and maturities of securities
   available-for-sale                                                   3,407             8,290           8,876
Net increase in loans                                                  (4,125)             (322)           (171)
Purchases of premises and equipment                                       (12)             (259)           (281)
Proceeds from sale of premises                                              -                 -              14
Redemption of Federal Home Loan Bank stock                                 (6)              (12)            (12)
                                                               ----------------------------------------------------
Net cash used in investing activities                                  (5,931)           (5,896)         (7,762)

FINANCING ACTIVITIES
Net increase (decrease) in deposits                                     2,547              912           5,153
Net increase (decrease) in borrowings                                      (5)             269             207
Payments of cash dividends to stockholders                               (240)            (240)           (240)
                                                               ----------------------------------------------------
Net cash provided by financing activities                               2,302              941           5,120
                                                               ----------------------------------------------------
Increase (decrease) in cash and cash equivalents                       (2,873)          (4,467)         (2,116)
Cash and cash equivalents at beginning of period                        6,978            9,094           9,094
                                                               ----------------------------------------------------
Cash and cash equivalents at end of period                             $4,105           $4,627          $6,978
                                                               ====================================================

Supplemental cash flow information and noncash transactions:
   Interest paid                                                       $1,624           $1,363          $1,798
   Income taxes paid                                                      149              140             189

                            CBOC, Inc. and Subsidiary

                   Notes to Consolidated Financial Statements

Nine months ended September 30, 2000 (unaudited) and year ended December 31,
1999


1. ACCOUNTING POLICIES

BUSINESS

CBOC, Inc. and Subsidiary (the Corporation) provides a full range of personal and commercial financial services to customers through its wholly owned bank subsidiary, the Community Bank of Oconto County. The Corporation is subject to competition from other financial institutions. It is also subject to the regulations of certain federal and state agencies and periodic examinations by those regulatory agencies.

BASIS OF FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the Corporation and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

In preparing the consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include amounts due from banks (both interest-bearing and non-interest-bearing) and federal funds sold.

INVESTMENT SECURITIES

All of the Corporation's investment securities are classified as available-for-sale and are stated at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity.

The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income from the related security.

                            CBOC, Inc. and Subsidiary

1. ACCOUNTING POLICIES (CONTINUED)

Interest and dividends are included in interest income from the related securities. Realized gains and losses and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

INTEREST AND FEES ON LOANS

Interest on loans is recorded as income when earned. Loans are placed on non-accrual status, generally recognizing interest as income when received, when in the opinion of management, the collectibility of principal or interest becomes doubtful.

ALLOWANCE FOR LOAN LOSSES

A provision for loan losses is made when a loss is probable and can be reasonably estimated. The provision is based on past experience and on prevailing market conditions. Management's evaluation of loss considers various factors including, but not limited to, general economic conditions, loan portfolio composition and prior loss experience.

The Corporation had no impaired loans in 2000 or 1999.

A substantial portion of the Banks' loans are collateralized by real estate in Oconto County, Wisconsin. Accordingly, the ultimate collectibility of a substantial portion of the Banks' loan portfolio and the recovery of a substantial portion of the carrying amount of real estate owned is susceptible to changes in market conditions in Oconto County, Wisconsin.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses, future additions to the allowance may be necessary based on changes in economic conditions.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation. Expenditures for normal repairs and maintenance are charged to operations as incurred. The cost of premises and equipment is depreciated, using the straight-line method, over the estimated useful lives of the assets.

                            CBOC, Inc. and Subsidiary

1. ACCOUNTING POLICIES (CONTINUED)

EARNINGS PER SHARE INFORMATION

Earnings per share of common stock have been computed based on common stock outstanding during each period (80,000 shares).

2. INVESTMENT SECURITIES

The following is a summary of securities:

                                                                    Gross         Gross
                                                      Amortized   Unrealized    Unrealized
                                                        Cost         Gains        Losses      Fair Value
                                                  --------------------------------------------------------
At September 30, 2000 (unaudited):
   U.S. treasury and other U.S. government
     securities                                       $ 6,022        $ 2            $ 75       $ 5,949
   State and political subdivision certificates         8,545         44              78         8,511
   Corporate bonds and commercial paper                 5,202          -              28         5,174
                                                  --------------------------------------------------------
                                                      $19,769        $46            $181       $19,634
                                                  ========================================================

                                                                   Gross         Gross
                                                    Amortized    Unrealized    Unrealized
                                                      Cost         Gains         Losses      Fair Value
                                                  --------------------------------------------------------
At December 31, 1999:
   Mutual funds                                       $   101        $ -            $  -       $   101
   U.S. treasury and other U.S. government
     securities                                         7,209          6              84         7,131
   State and political subdivision certificates         8,675         21             133         8,563
   Corporate bonds and commercial paper                 2,103          -              30         2,073
                                                  --------------------------------------------------------
                                                      $18,088        $27            $247       $17,868
                                                  ========================================================

Securities carried at $1,660 (unaudited) and $3,284 at September 30, 2000 and December 31, 1999, respectively, were pledged principally to secure liabilities to the Federal Reserve Bank.

                            CBOC, Inc. and Subsidiary

2. INVESTMENT SECURITIES (CONTINUED)

The amortized cost and market value of securities at September 30, 2000 and December 31, 1999, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                                                        Amortized              Fair
                                                                          Cost                 Value
                                                                -------------------------------------------
At September 30, 2000 (unaudited):
   Due in one year or less                                             $  6,192             $  6,183
   Due after one year through five years                                  9,188                9,079
   Due after five years through ten years                                 3,699                3,696
   Due after ten years                                                      690                  676
                                                                -------------------------------------------
                                                                       $ 19,769             $ 19,634
                                                                ===========================================

At December 31, 1999:
   Due in one year or less                                             $  2,576             $  2,575
   Due after one year through five years                                 10,993               10,858
   Due after five years through ten years                                 3,615                3,579
   Due after ten years                                                      904                  856
                                                                -------------------------------------------
                                                                       $ 18,088             $ 17,868
                                                                ===========================================

There were no sales of securities available for sale during 1999 or the nine months ended September 30, 2000 (unaudited).

                            CBOC, Inc. and Subsidiary

3. LOANS RECEIVABLE

Loans receivable consist of the following:

                                                                           SEPTEMBER 30      DECEMBER 31
                                                                               2000             1999
                                                                            (Unaudited)
                                                                       ------------------------------------
First mortgage:
   Conventional single-family residential                                     $ 8,087          $ 7,577
   Commercial and multifamily residential                                       4,680            3,615
   Construction                                                                   577              264
   Farmland                                                                     2,437            2,301
                                                                       -------------------------------------
                                                                               15,781           13,757

Agricultural loans                                                              4,266            3,766
Commercial business loans                                                      11,823           10,886
Consumer and installment loans                                                  4,578            3,758
Lease financing                                                                     -              389
Other                                                                              19                8
                                                                       ------------------------------------
                                                                               36,467           32,564
Less:
   Allowance for loan losses                                                     (492)            (465)
                                                                       ------------------------------------
                                                                              $35,975          $32,099
                                                                       ====================================

Transactions in the allowance for loan losses are summarized as follows:

                                                                          SEPTEMBER 30      DECEMBER 31
                                                                              2000             1999
                                                                           (Unaudited)
                                                                       ------------------------------------
Balance at beginning of period                                                $465             $468
   Provisions charged to operations                                             27               18
   Charge-offs                                                                  (2)             (23)
   Recoveries                                                                    2                2
                                                                       ------------------------------------
Balance at end of period                                                      $492             $465
                                                                       ====================================

Total nonaccrual loans were $60 (unaudited) and $0 at September 30, 2000 and December 31, 1999, respectively.

                            CBOC, Inc. and Subsidiary

4. PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                                                          SEPTEMBER 30      DECEMBER 31
                                                                              2000             1999
                                                                           (Unaudited)
                                                                       ------------------------------------
Land                                                                           $  32           $   32
Office buildings and improvements                                                807              808
Furniture and equipment                                                          583              570
                                                                       ------------------------------------
                                                                               1,422            1,410
Less accumulated depreciation                                                   (434)            (369)
                                                                       ------------------------------------
                                                                                $988           $1,041
                                                                       ====================================

5. DEPOSITS

Deposits consist of the following:

                                                                          SEPTEMBER 30      DECEMBER 31
                                                                              2000              1999
                                                                           (Unaudited)
                                                                       ------------------------------------
Negotiable Order of Withdrawal accounts:
   Non-interest-bearing                                                      $ 4,909          $ 5,961
   Interest-bearing                                                            2,530            2,389
   Savings deposits                                                            3,238            3,586
   Money market investment accounts                                           18,507           16,355
   Time deposits and certificate accounts                                     26,255           24,601
                                                                       ------------------------------------
                                                                             $55,439          $52,892
                                                                       ====================================

The scheduled maturities of time deposits and certificate accounts are as follows:

                                                                          SEPTEMBER 30      DECEMBER 31
                                                                              2000              1999
                                                                           (Unaudited)
                                                                       ------------------------------------
         Maturities during the period ending:
            In one year                                                      $19,836          $20,485
            In one to three years                                              5,569            3,787
            Thereafter                                                           850              329
                                                                       ------------------------------------
                                                                             $26,255          $24,601
                                                                       ====================================

                            CBOC, Inc. and Subsidiary

5. DEPOSITS (CONTINUED)

At September 30, 2000 and December 31, 1999, time deposits and certificate accounts with balances greater than $100 amounted to $6,234 (unaudited) and $5,965, respectively.

6. BORROWINGS

At September 30, 2000 and December 31, 1999, the Bank had treasury, tax and loan borrowings of $376 (unaudited) and $381, respectively, with an interest rate of 6.40% (unaudited) and 4.52%, respectively.

7. STOCKHOLDERS' EQUITY

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table that follows) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of September 30, 2000 and December 31, 1999, that the Bank meets all capital adequacy requirements to which they are subject.

                            CBOC, Inc. and Subsidiary

7. STOCKHOLDERS' EQUITY (CONTINUED)

As of September 30, 2000 and December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized all the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Banks' classifications as of September 30, 2000.

                                                                                                       To Be Well Capitalized
                                                                          For Capital                  Under Prompt Corrective
                                           Actual                      Adequacy Purposes                 Action Provisions
                               --------------------------------  -------------------------------   --------------------------------
                                    Amount          Ratio             Amount         Ratio             Amount          Ratio
                               --------------------------------  -------------------------------   --------------------------------
AS OF SEPTEMBER 30, 2000
   (unaudited)
Total Capital (to Risk-
   Weighted Assets)                $6,142           16.17%           $3,039           8.00%           $3,799          10.00%
Tier 1 Capital (to Risk-
   Weighted Assets)                 5,650           14.87%            1,520           4.00%            2,280           6.00%
Tier 1 Capital (to Average
   Assets)                          5,650            9.83%            2,299           4.00%            2,874           5.00%

                                                                                                       To Be Well Capitalized
                                                                           For Capital                 Under Prompt Corrective
                                           Actual                       Adequacy Purposes                 Action Provisions
                               --------------------------------  -------------------------------------------------------------------
                                    Amount          Ratio             Amount           Ratio           Amount          Ratio
                               --------------------------------  -------------------------------------------------------------------
AS OF DECEMBER 31, 1999
Total Capital (to Risk-
   Weighted Assets)                $5,843          17.09%            $2,735           8.00%           $3,419          10.00%
Tier 1 Capital (to Risk-
   Weighted Assets)                 5,416          15.84%             1,368           4.00%            2,052           6.00%
Tier 1 Capital (to Average
   Assets)                          5,416           9.64%             2,247           4.00%            2,809           5.00%

8. RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES

Dividends are paid by the Corporation from funds which are provided by dividends from the Bank. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. Approval of the regulatory authorities is required to pay dividends in excess of certain levels of the Banks' retained earnings.

                            CBOC, Inc. and Subsidiary

8. RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES (CONTINUED)

As of September 30, 2000 and December 31, 1999, the Bank had equity of $5,593 (unaudited) and $5,309, respectively, of which $474 (unaudited) and $631, respectively, were available for distribution to the Corporation as dividends without prior regulatory approval.

9. INCOME TAXES

The provision for income taxes consists of the following:

                                                                                    PERIOD ENDED
                                                                            SEPTEMBER 30      DECEMBER 31
                                                                               2000              1999
                                                                            (Unaudited)
                                                                       ------------------------------------
Current:
   Federal                                                                     $  98             $143
   State                                                                          48               67
                                                                       ------------------------------------
                                                                                 146              210
Deferred (benefit):
   Federal                                                                         4               11
   State                                                                           1                3
                                                                       ------------------------------------
                                                                                   5               14
                                                                       ------------------------------------
                                                                               $ 151             $224
                                                                       ====================================

The provision for income taxes differs from that computed at the federal statutory corporate tax rate as follows:

                                                                                   PERIOD ENDED
                                                                          SEPTEMBER 30       DECEMBER 31
                                                                              2000              1999
                                                                           (Unaudited)
                                                                       ------------------------------------
Income tax at statutory rate                                                    $212            $ 304
Increase (reduction) resulting from:
   Tax-exempt interest income                                                    (93)            (123)
   State income taxes, net of federal tax benefit                                 32               46
   Other                                                                           -               (3)
                                                                       ------------------------------------
                                                                                $151            $ 224
                                                                       ====================================

                            CBOC, Inc. and Subsidiary

9. INCOME TAXES (CONTINUED)

The components of deferred tax assets and liabilities are as follows:

                                                                          SEPTEMBER 30      DECEMBER 31
                                                                              2000              1999
                                                                           (Unaudited)
                                                                       ------------------------------------
Deferred tax assets:
   Allowance for loan losses                                                    $184           $173
   Unrealized loss on securities                                                  53             88
   Other assets                                                                   14             14
                                                                       ------------------------------------
Total deferred tax assets                                                        251            275

Deferred tax liabilities -
   Depreciation                                                                   82             66
                                                                       ------------------------------------
Total deferred tax liabilities                                                    82             66
                                                                       ------------------------------------
Net deferred tax asset                                                          $169           $209
                                                                       ====================================

10. LOANS TO RELATED PARTIES

In the ordinary course of business, loans are granted to related parties, which include management personnel, directors and entities in which such persons are principal stockholders. Activity in loans to related parties is as follows:

                                                                          SEPTEMBER 30      DECEMBER 31
                                                                              2000              1999
                                                                           (Unaudited)
                                                                       ------------------------------------

Balance at beginning of period                                                $1,845           $ 2,518
   Loans originated                                                              332               575
   Repayments                                                                   (146)           (1,248)
                                                                       ------------------------------------
Balance at end of period                                                      $2,031           $ 1,845
                                                                       ====================================

                            CBOC, Inc. and Subsidiary

11. LOAN COMMITMENTS AND CONTINGENT LIABILITIES

Off-balance-sheet financial instruments whose contracts represent credit and/or interest rate risk at September 30, 2000 and December 31, 1999, are as follows:

                                                                          SEPTEMBER 30      DECEMBER 31
                                                                              2000              1999
                                                                          (Unaudited)
                                                                       ------------------------------------
Commitments to originate mortgage loans (expiring within three months) -
     Adjustable rates                                                        $1,162           $1,360

Unused lines of credit:
   Commercial business                                                        1,701            4,772
   Home equity (adjustable rate)                                                 92              103
   Credit cards (fixed rate)                                                    817              728

Standby letters of credit                                                       240              257

Loan commitments and line-of-credit loans are made to accommodate the financial needs of the Bank's customers. Standby letters of credit commit the Bank to make payments on behalf of customers when certain specified future events occur. These arrangements essentially have the same credit risk as that involved in extending loans to customers, and are subject to the Bank's normal credit policies. Collateral is obtained based on management's credit assessment of the customer.

Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cost requirements. Management does not anticipate any losses as a result of the above related transactions; however, the above amounts represent the maximum exposure to credit loss for loan commitments, line-of-credit loans and standby letters of credit.

12.  MERGER PENDING

CBOC, Inc. announced in August 2000, that they have agreed in principle to merge with Merchants and Manufacturers Bancorporation, Inc. The merger will involve an exchange of Merchants and Manufacturers common stock for CBOC common stock. It is also subject to approval by shareholders and regulators. The transaction is anticipated to close by January 2001.

                            CBOC, Inc. and Subsidiary

13. CBOC, INC. PARENT COMPANY ONLY FINANCIAL INFORMATION

STATEMENTS OF FINANCIAL CONDITION                                         SEPTEMBER 30       DECEMBER 31
                                                                              2000              1999
                                                                           (Unaudited)
                                                                       ------------------------------------
ASSETS
Cash and cash equivalents                                                      $   20           $   20
Tax benefit receivable                                                              4                4
Investment in subsidiaries                                                      5,569            5,285
                                                                       ------------------------------------
Total assets                                                                   $5,593           $5,309
                                                                       ====================================

LIABILITIES
Total liabilities                                                                   -                -

STOCKHOLDERS' EQUITY
Common stock                                                                   $   80           $   80
Additional paid-in capital                                                      1,975            1,975
Unrealized gain (loss) on available for sale securities                           (81)            (132)
Retained earnings                                                               3,619            3,386
Less treasury stock                                                                 -                -
                                                                       ------------------------------------
Total stockholders' equity                                                      5,593            5,309
                                                                       ------------------------------------
Total liabilities and stockholders' equity                                     $5,593           $5,309
                                                                       ====================================

                            CBOC, Inc. and Subsidiary

13. CBOC, INC. PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

                                                                NINE MONTHS ENDED           YEAR ENDED
                                                                   SEPTEMBER 30             DECEMBER 31
                                                              2000              1999           1999
                                                                    (Unaudited)
                                                     ------------------------------------------------------
STATEMENTS OF INCOME

Income -
   Dividends from subsidiaries                                $240              $240           $240
                                                     ------------------------------------------------------

Expenses -
   Other                                                         -                 -              -
                                                     ------------------------------------------------------
                                                                 -                 -              -
                                                     ------------------------------------------------------
Income before income tax benefit and equity in
   undistributed net income of subsidiaries                    240               240            240
Income tax benefit                                               -                 -              -
                                                     ------------------------------------------------------
Income before equity in undistributed net income
   of subsidiaries                                             240               240            240
Equity in undistributed net income of subsidiaries             234               240            421
                                                     ------------------------------------------------------
Net income                                                    $474              $480           $661
                                                     ======================================================

                            CBOC, Inc. and Subsidiary

13. CBOC, INC. PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

                                                                                                  YEAR
                                                         NINE MONTHS ENDED                        ENDED
                                                           SEPTEMBER 30       SEPTEMBER 30      DECEMBER 31
                                                               2000              1999              1999
                                                                    (Unaudited)
                                                      -----------------------------------------------------

CONDENSED STATEMENTS OF CASH FLOWS

OPERATING ACTIVITIES
Net income                                                    $ 474             $ 480            $ 661
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Equity in undistributed net income of
       subsidiaries                                            (234)             (240)            (421)
                                                      ------------------------------------------------------
Net cash provided by operating activities                       240               240              240

FINANCING ACTIVITIES
Payment of cash dividends                                      (240)             (240)            (240)
                                                      ------------------------------------------------------
Net cash used by financing activities                          (240)             (240)            (240)
                                                      ------------------------------------------------------

Increase in cash and cash equivalents                             -                 -                -
Cash and cash equivalents at beginning of period                 20                20               20
                                                      ------------------------------------------------------
Cash and cash equivalents at end of period                    $  20             $  20            $  20
                                                      ======================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant is incorporated under the Wisconsin Business Corporation Law (the "WBCL"). Under Section 180.0851 of the WBCL, the Registrant shall indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding because he or she was a director or officer of the Registrant. In all other cases, the Registrant shall indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was a director or officer of the Registrant; unless liability was incurred because he or she breached or failed to perform a duty owed to the Registrant and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858 of the WBCL provides that subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director of officer may have under the Registrant's articles of incorporation, bylaws, a written agreement between the director or officer and the Registrant or a resolution of the Board of Directors or adopted by majority vote of the Registrant's shareholders.

         Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections
180.0850 to 18.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

         The Registrant's Articles of Incorporation contain no provisions in relation to the indemnification of directors and officers of the Registrant.

         Under Article X of the Registrant's By-Laws, the Registrant extends rights of indemnification to any person who is made or threatened to be made a party to any action or claim or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, except as to matters in which he or she is finally adjudged to have been guilty of fraud in the performance of his or her duty as such director, officer, employee or agent. Indemnification is provided for expenses and amounts paid in the final disposition of claims, actions, suits or proceedings including settling of such matters. The rights of indemnification under the Registrant's By-Laws are in addition to rights to which such persons may be entitled as a matter of law, agreement, vote of shareholders or otherwise.

         Officers and directors of the Registrant and Registrant's subsidiaries are covered by directors' and officers' liability insurance under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers of Registrant or Registrant's subsidiaries.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits. A listing of the exhibits required by Item 601 of Regulation S-K is contained in the Exhibit Index which immediately precedes the exhibits filed herewith.
(b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) or (c) of this Form.

ITEM 22.  UNDERTAKINGS

(a)(1)   The undersigned Registrant hereby undertakes:

                  (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (x) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (y) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
                           (z) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (ii) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

                  (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
                  Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (4) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this pre-effective amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Berlin, State of Wisconsin, on this 7th day of December, 2000.

                                       MERCHANTS AND MANUFACTURERS
                                       BANCORPORATION, INC.

                                       By:   /s/ Michael J. Murry
                                          ------------------------------------
                                              Michael J. Murry,
                                              Chairman of the Board of Directors

         Pursuant to the requirements of the Securities Act of 1933, this pre-effective amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                     Title                                            Date
         ---------                                     -----                                            ----
/s/Michael J. Murry                             Chairman of the Board of                           December 7, 2000
--------------------------------------------    Directors (Principal Executive                  -------------
Michael J. Murry                                Officer)


/s/James Bomberg                                President and a Director                           December 7, 2000
--------------------------------------------                                                    -------------
James Bomberg

/s/James Mroczkowski                            Executive Vice President, Chief                    December 7, 2000
--------------------------------------------    Financial Officer, and Principal                -------------
James Mroczkowski                               Financial and Accounting Officer


                       *                        Director                                           December 7, 2000
--------------------------------------------                                                    -------------
J. Michael Bartels

                       *                        Director                                           December 7, 2000
--------------------------------------------                                                    -------------
Duane Cherek

                        *                       Director                                           December 7, 2000
--------------------------------------------                                                    -------------
Thomas Gapinski

                        *                       Director                                           December 7, 2000
--------------------------------------------                                                    -------------
Casimir S. Janiszewski

                        *                       Director                                           December 7, 2000
--------------------------------------------                                                    -------------
James Kacmarcik

                        *                       Director                                           December 7, 2000
--------------------------------------------                                                    -------------
David Kaczynski

                        *                       Director                                           December 7, 2000
--------------------------------------------                                                    -------------
Conrad Kaminski

                        *                       Director                                           December 7, 2000
--------------------------------------------                                                    -------------
Nicholas Logarakis

                        *                       Director                                           December 7, 2000
--------------------------------------------                                                    -------------
Gervase Rose

                        *                       Director                                           December 7, 2000
--------------------------------------------                                                    -------------
Jerome Sarnowski

                        *                       Director                                           December 7, 2000
--------------------------------------------                                                    -------------
James Sass

                        *                       Director                                           December 7, 2000
--------------------------------------------                                                    -------------
Thomas Sheehan

                        *                       Director                                           December 7, 2000
--------------------------------------------                                                    -------------
Keith Winters


         *Michael J. Murry hereby signs this registration statement on December 7, 2000, on behalf of each of the indicated persons for whom he is attorney-in-fact pursuant to a power of attorney filed herewith.

                                         /s/ Michael J. Murry
                                     -------------------------------------------
                                     Michael J. Murry

                                  EXHIBIT INDEX


Exhibit No.                         Description

               2(a) Agreement and Plan of Merger dated as of August 1, 2000, among the Registrant, Merchants Merger Corp. and CBOC, Inc., incorporated by reference to Exhibits A and A-1 to the Proxy Statement/Prospectus of the Registrant and CBOC, Inc. (the "Proxy Statement/Prospectus").

               2(b) Voting Agreement dated as of August 1, 2000, among certain shareholders of CBOC, Inc. and the Registrant incorporated by reference to Exhibit B to the Proxy Statement/Prospectus.

               3(a) Articles of Incorporation, as amended of Registrant incorporated by reference to
                                    Exhibit 3(a) of Registrant's Registration
                                    Statement on Form S-4 filed on October 4,
                                    1999, SEC File No. 333-86855.

               3(b) Bylaws of Registrant incorporated by reference to Exhibit 3.2 of Registrant's Registration Statement on Form S-1 filed on October 2, 1992 SEC File No. 33-53002.

               4 The Registrant has outstanding certain long term debt. None of such debt exceeds 10% of the total assets of the Registrant and its consolidated subsidiaries. Thus, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this Registration Statement. The Registrant agrees to furnish copies of such instruments to the Commission upon request.

               5 Opinion of Davis & Kuelthau, S.C. regarding legality of issuance of the Registrant's securities.

               8 Opinion of Davis & Kuelthau, S.C. regarding certain federal income tax matters

               10(a) The 1996 Incentive Stock Option Plan of the Registrant incorporated by reference to
                                    Exhibit 10(a) of Registrant's Registration
                                    Statement on Form S-4 filed on October 4,
                                    1999, SEC File No. 333-86855.

               10(b) Salary Continuation Agreement between Lincoln State Bank and James Bomberg incorporated by reference to Exhibit 10(b) of Registrant's Registration Statement on Form S-4 filed on October 4, 1999, SEC File No. 333-86855.

               10(c) Employment agreements between Registrant and Conrad Kaminski and between Lincoln State Bank and James Bomberg incorporated by reference to Exhibit 10.2 of Registrant's Registration Statement on Form S-1 filed on October 2, 1992, SEC File No. 33-53002.

                                    Employment Agreements between Registrant and
                                    Michael J. Murry, James Mroczkowski and John
                                    Krawczyk, incorporated by reference to
                                    Exhibit 10(c) of Registrant's Registration
                                    Statement on Form S-4 filed on October 4,
                                    1999, SEC File No. 333-86855.

                                    Employment Agreements between M&M Services,
                                    Inc. and Robert Blonski and Gregory Stengel, respectively, incorporated by reference to
                                    Exhibit 10(c) of Registrant's Registration
                                    Statement on Form S-4 filed on October 4,
                                    1999, SEC File No. 333-86855.

                                    Employment Agreement between Achieve
                                    Mortgage Corporation and Robert Donaj,
                                    incorporated by reference to Exhibit 10(c) of Registrant's Registration Statement on Form S-4 filed on October 4, 1999, SEC File No. 333-86855.

                                    Employment Agreement between Grafton State
                                    Bank and Thomas Sheehan, incorporated by reference to Exhibit 10(c) of Registrant's Registration Statement on Form S-4 filed on October 4, 1999, SEC File No. 333-86855.

                                    Pursuant to Instruction 2 of Item 601 -
                                    Exhibits, Employment Agreements between
                                    Grafton State Bank and Peter J. Schumacher,
                                    Richard Belling and Jefford R. Larson,
                                    respectively, are omitted. The terms of such agreements are substantially identical in all material respects to the agreement between Grafton State Bank and Thomas Sheehan.

                                    The only material difference between the Sheehan Agreement and the three omitted agreements are reflected in "Position and Duties" and "Base Salary" as follows:

                                           Name                         Position                         Base Salary
                                           ----                         --------                         -----------
                                    Peter J. Schumacher        Controller                                  $48,300
                                    Richard L. Belling         V.P.-Mortgages                               67,000
                                    Jefford R. Larson          V.P. Commercial                              62,000
                                                               Lending

                                    Employment Agreement between Registrant and
                                    Edward H. Cichurski.

                21                  List of Subsidiaries of the Registrant.

                23(a) Consent of Ernst & Young, LLP as to the financial statements of the Registrant and CBOC, Inc.

                23(b)(c)            Consent of Davis & Kuelthau, S.C.
                                    incorporated by reference to Exhibits 5 and 8.

                23(d) Consent of Marshall Financial Consulting LLC, financial adviser to CBOC, Inc.

                23(e)               Consent of Boardman, Suhr, Curry & Field,
                                    LLP.

                23(f) Rule 438 Consent of three directors of CBOC, Inc. who will become directors of Registrant upon completion of the Merger.

                24                  Powers of Attorney.







                All listed exhibits have been previously filed.